This CREDIT AGREEMENT (this "Agreement"), dated as of January 31, 2002 among GOTTSCHALKS INC., a Delaware corporation ("Borrower"); the other Credit Parties signatory hereto; GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity, "GE Capital"), for itself, as Lender, and as Agent for Lenders, and the other Lenders signatory hereto from time to time and THE CIT GROUP/BUSINESS CREDIT, INC., as Syndication Agent.

RECITALS

WHEREAS, Borrower has requested that Lenders extend certain credit facilities to Borrower of up to One Hundred Sixty-Five Million Dollars ($165,000,000) in the aggregate for the purpose of refinancing certain indebtedness of Borrower and to provide (a) working capital financing for Borrower, (b) funds for other general corporate purposes of Borrower and (c) funds for other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of up to such amount upon the terms and conditions set forth herein; and

WHEREAS, Borrower has agreed to secure all of its obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon all of its existing and after-acquired personal and real property; and

WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

  AMOUNT AND TERMS OF CREDIT
      Credit Facilities.
        Revolving Credit Facility.
          (A) Subject to the terms and conditions hereof, each Tranche A Revolving Lender agrees to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each, a "Tranche A Revolving Credit Advance"). The Pro Rata Share of the Tranche A Revolving Credit Advances of any Tranche A Revolving Lender shall not at any time exceed its separate Tranche A Revolving Loan Commitment. The obligations of each Tranche A Revolving Lender hereunder shall be several and not joint. Until the Commitment Termination Date, Borrower may borrow, repay and reborrow under this Section 1.1(a); provided that the amount of any Tranche A Revolving Credit Advance to be made at any time shall not exceed an amount equal to the Borrowing Availability at such time less the Minimum Excess Availability (such that, after giving effect to any such Trance A Revolving Credit Advance, Borrowing Availability shall equal or exceed the Minimum Excess Availability). Borrowing Availability may be reduced by Reserves imposed by Agent in its reasonable credit judgment. Each Tranche A Revolving Credit Advance shall be made on notice by Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein. Any such notice must be given no later than (1) 10:30 a.m. (Los Angeles time) on the Business Day of the proposed Tranche A Revolving Credit Advance, in the case of an Index Rate Loan, or (2) 10:30 a.m. (Los Angeles time) on the date which is 3 Business Days prior to the proposed Tranche A Revolving Credit Advance, in the case of a LIBOR Loan. Each such notice (a "Notice of Tranche A Revolving Credit Advance") must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be required by Agent. If Borrower desires to have the Tranche A Revolving Credit Advances bear interest by reference to a LIBOR Rate, Borrower must comply with Section 1.5(e).

          (B) Subject to the terms and conditions hereof, each Tranche B Lender agrees to make an advance (each, a "Tranche B Credit Advance") on the Closing Date to Borrower in the original principal amount of its Tranche B Loan Commitment. The obligations of each Tranche B Lender hereunder shall be several and not joint. The Tranche B Credit Advances shall all be made on the Closing Date and, therefore, Borrower may not repay and reborrow under this Section 1.1(a)(i)(B). If Borrower desires to have the Tranche B Credit Advances bear interest by reference to a LIBOR Rate, it must comply with Section 1.5(e).

          Except as provided in Section 1.12, Borrower shall execute and deliver (A) to each Tranche A Revolving Lender a note (each a "Tranche A Revolving Note" and, collectively, the "Tranche A Revolving Notes") to evidence the Tranche A Revolving Loan Commitments of that Tranche A Revolving Lender and (B) to each Tranche B Lender a note (each a "Tranche B Note" and, collectively, the "Tranche B Notes") to evidence the Tranche B Loan Commitment of that Tranche B Lender. Each note shall be in the principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(ii) each a "Revolving Note" and, collectively, the "Revolving Notes"). Each Revolving Note shall represent the obligation of Borrower to pay the amount of the applicable Revolving Lender's Revolving Loan Commitment or, if less, such Revolving Lender's Pro Rata Share of the aggregate unpaid principal amount of all Revolving Credit Advances to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the aggregate Revolving Loans and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.
          Anything in this Agreement to the contrary notwithstanding, at the request of Borrower, in its discretion Agent may (but shall have absolutely no obligation to), make Tranche A Revolving Credit Advances to Borrower on behalf of Tranche A Revolving Lenders in amounts that cause the aggregate outstanding balance of the Revolving Loan and the Swing Line Loan to exceed the Borrowing Base (less the Minimum Excess Availability) (any such excess Revolving Credit Advances are herein referred to collectively as "Overadvances"); provided that (A) no such event or occurrence shall cause or constitute a waiver of Agent's, Swing Line Lender's or Tranche A Revolving Lenders' right to refuse to make any further Overadvances, Swing Line Advances or Tranche A Revolving Credit Advances, or incur any Letter of Credit Obligations, as the case may be, at any time that an Overadvance exists, and (B) no Overadvance shall result in a Default or Event of Default based on Borrower's failure to comply with Section 1.3(b)(i) for so long as Agent permits such Overadvance to be outstanding, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the conditions to lending set forth in Section 2 have not been met. All Overadvances shall constitute Index Rate Loans, shall bear interest at the Default Rate and shall be payable on demand. Except as otherwise provided in Section 1.11(b), the authority of Agent to make Overadvances is limited to an aggregate amount not to exceed $10,000,000 at any time, shall not cause the aggregate Revolving Loan (together with the Swing Loan) to exceed the Maximum Amount, and may be revoked prospectively by a written notice to Agent signed by Tranche A Revolving Lenders holding more than 50% of the Revolving Loan Commitments.
        [Intentionally Omitted].
        Swing Line Facility.
          Agent shall notify the Swing Line Lender upon Agent's receipt of any Notice of Tranche A Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a "Swing Line Advance") in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Tranche A Revolving Lenders of their obligations to make Tranche A Revolving Credit Advances under Section 1.1(a); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Tranche A Revolving Credit Advance that otherwise may be made by Revolving Credit Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Accommodation and (B) the lesser of the Maximum Amount and (except for Overadvances) the Borrowing Base, in each case, less the outstanding balance of the Revolving Loan at such time and less the Minimum Excess Availability ("Swing Line Availability"). Moreover, except for Overadvances, the Swing Line Loan outstanding to Borrower shall not exceed at any time the Borrowing Base less the sum of the Minimum Excess Availability and the Revolving Loan outstanding to Borrower. Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance delivered to Agent by Borrower in accordance with Section 1.1(a). Any such notice must be given no later than 10:30 a.m. (Los Angeles time) on the Business Day of the proposed Swing Line Advance. Unless the Swing Line Lender has received at least one Business Day's prior written notice from Requisite Tranche A Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Sections 2.2, be entitled to fund that Swing Line Advance, and to have each Tranche A Revolving Lender make Tranche A Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent.
          Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Accommodation. Such note shall be in the principal amount of the Swing Line Accommodation of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c)(ii) (a "Swing Line Note"). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Accommodation or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.5. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.
          The Swing Line Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Tranche A Revolving Lender (including the Swing Line Lender) to make a Tranche A Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Tranche A Revolving Lender's Pro Rata Share of the principal amount of Borrower's Swing Line Loan (the "Refunded Swing Line Loan") outstanding on the date such notice is given. Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Tranche A Revolving Credit Advance are then satisfied, each Tranche A Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Tranche A Revolving Credit Advance on behalf of the Swing Line Lender prior to 12:00 p.m. (Los Angeles time) in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Tranche A Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan of Borrower.
          If, prior to refunding a Swing Line Loan with a Tranche A Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(c)(v) below, each Tranche A Revolving Lender shall, on the date such Tranche A Revolving Credit Advance was to have been made for the benefit of the Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan to Borrower in an amount equal to its Pro Rata Share of such Swing Line Loan. Upon request, each Tranche A Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.
          Each Tranche A Revolving Lender's obligation to make Tranche A Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Tranche A Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Tranche A Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(c)(iii) or 1.1(c)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such Tranche A Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.
        Reliance on Notices. Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Tranche A Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine. Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.
      Letters of Credit.
        Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrower shall have the right to request, and Tranche A Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations in respect of Borrower.
        Subject to (i) satisfaction by Borrower on or after the Closing Date with the conditions in this Agreement for the issuance of Letters of Credit in an amount equal to the aggregate amount which may be drawn under the Letters of Credit issued by First Union National Bank for the account of Borrower (or any other Credit Party) under the Prior Credit Agreement (the "Existing Letters of Credit"), taking into account for such purposes amounts to be delivered directly to Agent by Prior Lender concurrently therewith, and (ii) execution and delivery by Agent (in its sole discretion), First Union National Bank and the Prior Lender of the L/C Assignment (and, to the extent any such Existing Letter of Credit is not guaranteed by Agent pursuant to such L/C Assignment, such Existing Letter of Credit shall have otherwise been supported by a guaranty of Agent), the Existing Letters of Credit will, on and as of the date such Existing Letters of Credit become supported by Agent, continue in place as Letters of Credit under this Agreement. Each such Existing Letter of Credit which so becomes a Letter of Credit hereunder shall be subject to the terms and conditions of this Agreement, including, without limitation, Annex B, and all obligations under or in connection with such Letter of Credit shall constitute Letter of Credit Obligations hereunder.
        In the event that Borrower is required to cash collateralize any Existing Letters of Credit (or otherwise deliver or cause the delivery of funds to the Prior Lender as a deposit or for security in connection with the pay-off of the Prior Lender Obligations), Borrower shall direct the Prior Lender to deliver directly to Agent (by wire transfer to the Collection Account) on behalf of Borrower as payment on the Obligations, any and all funds which may be returned to Borrower by Prior Lender from time to time.
      Prepayments.
        Voluntary Prepayments; Reductions in Revolving Loan Commitments.
          Borrower may at any time on at least 5 days' prior written notice by Borrower to Agent permanently reduce (but not terminate) the Tranche A Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount, (B) the Tranche A Revolving Loan Commitment shall not be reduced to an amount less than $36,000,000, and (C) after giving effect to such reductions, Borrower shall comply with Section 1.3(b)(i). In addition, Borrower may at any time on at least 10 days' prior written notice by Borrower to Agent terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto. Any voluntary prepayment and any reduction or termination of the Tranche A Revolving Loan Commitment must be accompanied by payment of the Fee required by Section 1.9(c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b), if any. Upon any such reduction or termination of the Revolving Loan Commitment, Borrower's right to request Tranche A Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be; provided that a permanent reduction of the Revolving Loan Commitment shall require a corresponding pro rata reduction in the L/C Sublimit. Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied.
          At any time after the Tranche A Revolving Credit Advances have been paid indefeasibly in full in cash and the Tranche A Revolving Loan Commitments have been terminated, Borrower may, on at least 5 days' prior written notice to Agent, permanently reduce or terminate the Tranche B Loan Commitment.
        Mandatory Prepayments.
          If at any time the sum of the outstanding balances of the Revolving Loan and the Swing Line Loan exceeds the lesser of (A) the Maximum Amount and (B) the Borrowing Base, in each case (for (A) and (B)) less the Minimum Excess Availability, Borrower shall immediately repay the aggregate outstanding Tranche A Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Tranche A Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Annex B to the extent required to eliminate such excess. If any such excess remains after so cash collateralizing the Letter of Credit Obligations, Borrower shall repay the aggregate outstanding Tranche B Credit Advances to the extent required to eliminate such excess and the Tranche B Loan Commitments shall automatically be correspondingly permanently reduced. Notwithstanding the foregoing, any Overadvance made pursuant to Section 1.1(a)(iii) shall be repaid only on demand.
          Immediately upon receipt by any Credit Party of cash proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Sections 6.8(a) or 6.8(b)) or any sale of Stock of any Subsidiary of any Credit Party, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non- Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).
          If Borrower issues Stock, no later than the Business Day following the date of receipt of any cash proceeds thereof, Borrower shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 1.3(c).
        Application of Certain Mandatory Prepayments. So long as no Event of Default has occurred or is continuing, any prepayments made by Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) and any voluntary prepayments above shall be applied as follows: first, to Fees and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest then due and payable on Revolving Credit Advances; fifth, to the principal balance of Tranche A Revolving Credit Advances first to Index Rate Loans and second to LIBOR Loans until the same has been paid in full; sixth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B, until all such Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh, to the outstanding principal balance of the Tranche B Credit Advances first to Index Rate Loans and second to LIBOR Loans on the basis of each Tranche B Lender's Pro Rata Share (which shall automatically result in a corresponding permanent reduction of the Tranche B Loan Commitments) until the same has been paid in full. Neither the Revolving Loan Commitment nor the Swing Line Accommodation shall be permanently reduced by the amount of any such prepayments, except as provided above in clause seventh with respect to prepayments of Tranche B Credit Advances. If at any time an Event of Default has occurred or is continuing, any prepayments made by Borrower pursuant to Sections 1.3(b)(ii) or (b)(iii) above shall be applied as follows: first, to Fees (other than the Fees payable pursuant to Section 1.9(c)) and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest (including any Default Rate of interest payable pursuant to Section 1.5(d)) and any Fee payable under Section 1.9(c) then due and payable on the Tranche A Revolving Credit Advances; fifth, to the principal balance of the Tranche A Revolving Credit Advances, until the same has been paid in full; sixth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B until all Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh, to the principal balance of the Tranche B Credit Advances until the same has been paid in full; and eighth, to all other Obligations, including expenses of the Revolving Lenders to the extent reimbursable under Section 11.3.
        Application of Prepayments from Insurance and Condemnation Proceeds. Prepayments from insurance or condemnation proceeds in accordance with Section 5.4(d) and the Mortgage(s), respectively, shall be applied to the Obligations. Neither the Revolving Loan Commitment nor the Swing Line Accommodation shall be permanently reduced by the amount of any such prepayments. If the precise amount of insurance or condemnation proceeds allocable to Inventory as compared to Equipment, Fixtures and Real Estate are not otherwise determined, the allocation and application of those proceeds shall be determined by Agent, subject to the approval of Tranche A Revolving Lenders.
        No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.
      Use of Proceeds. Borrower shall utilize the proceeds of the Revolving Loan and the Swing Line Advances solely for the Refinancing (and to pay any related transaction expenses), and for the financing of Borrower's ordinary working capital and general corporate needs. Disclosure Schedule (1.4) contains a description of Borrower's sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.
      Interest and Applicable Margins.
        Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Tranche A Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

        As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	0.50%
Applicable Revolver LIBOR Margin	3.25%
Applicable L/C Margins:
Documentary:	1.25%
Standby:	2.0%
Applicable Unused Line Fee Margin	0.375%

        The Applicable Revolver LIBOR Margin (set forth above and in the grid below) shall be reduced (i) by 0.25% effective prospectively from the date (the "Initial Liquidity Hurdle Date") on which Borrower shall have obtained Liquidity Event Proceeds from and after January 1, 2002 in an aggregate cumulative amount equal to Five Million Dollars ($5,000,000), and (ii) by an additional 0.25% effective prospectively from the date (the "Subsequent Liquidity Hurdle Date") on which Borrower shall have obtained Liquidity Event Proceeds from and after January 1, 2002 (including amounts calculated in reaching the Initial Liquidity Hurdle Date) in an aggregate cumulative amount equal to Ten Million Dollars ($10,000,000); provided, however, that the Initial Liquidity Hurdle Date and the Subsequent Liquidity Hurdle Date, as applicable, shall not be deemed to have occurred for any purpose under this Agreement until and unless (1) Borrower shall have delivered evidence reasonably satisfactory to Agent of receipt of the relevant Liquidity Event Proceeds, and (2) Borrower shall applied the full amount of such Liquidity Event Proceeds as a payment or prepayment on the Obligations (without a reduction in the Tranche A Revolving Loan Commitments).

        In addition to the foregoing (and subject, with respect to the Applicable Revolver LIBOR Margin, to the reductions set forth above), the Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by the Leverage Ratio, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrower's audited annual Financial Statements to Lenders for the Fiscal Year ending in January, 2003. Such adjustments in Applicable Margins shall be determined by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
< 2.5:1.00	Level I
>2.5:1.00, but <3.25:1.00	Level II
>3.25:1.00, but <4.0:1.00	Level III
>4.0:1.00	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	0%	.25%	.50%	.75%
Applicable Revolver LIBOR Margin	2.75%	3.00%	3.25%	3.50%
Applicable L/C Margin	Documentary Stand-by 1.25% 2.00%	Documentary Stand-by 1.25% 2.00%	Documentary Stand-by 1.25% 2.00%	Documentary Stand-by 1.25% 2.00%
Applicable Unused Line Fee Margin	0.375%	0.375%	0.375%	0.375%

        If there is a disparity among financial tests set forth in this section from time to time, the test resulting in the greater level of Applicable Margins will prevail.

        All adjustments in the Applicable Margins pursuant to the grids above shall be implemented quarterly on a prospective basis, commencing on the calendar month that begins at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements within the time frame specified in Annex E shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

        If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.
        All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.
        So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum ("Default Rate") above the rates of interest or the rate of such Fees otherwise applicable hereunder, and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.
        Subject to the conditions precedent set forth in Section 2.2, Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 10:30 a.m. (Los Angeles time) on the 3rd Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 10:30 a.m. (Los Angeles time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing or if the additional conditions precedent set forth in Section 2.2 shall not have been satisfied), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.5(e). No Loan may be made as or converted into a LIBOR Loan until the earlier of (i) 15 days after the Closing Date or (ii) completion of primary syndication as determined by Agent.
        Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.
      [Intentionally Omitted].
      Eligible Inventory. All of the Inventory owned by Borrower and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent shall be "Eligible Inventory" for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish or modify or eliminate Reserves against Eligible Inventory from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria (including, without limitation, determining that custom or excess Inventory is partially or fully ineligible) and to adjust advance rates with respect to Eligible Inventory, in its reasonable credit judgment, subject to the approval of Requisite Tranche A Revolving Lenders in the case of changes in advance rates which have the effect of making more credit available. Eligible Inventory shall not include any Inventory of Borrower that:
        is not owned by Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower's performance with respect to that Inventory), except the Liens in favor of Agent, on behalf of itself and Lenders, and Permitted Encumbrances in favor of landlords, and bailees to the extent permitted in Section 5.9 hereof or Permitted Encumbrances in favor of carriers (subject to Reserves established by Agent in accordance with Section 5.9 hereof);
        (i) is not located on premises owned, leased or rented by Borrower and set forth in Disclosure Schedule (3.2), or (ii) is stored at a leased location not set forth on Disclosure Schedule 3.2, unless Agent has given its prior consent thereto and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, (y) Reserves reasonably satisfactory to Agent have been established with respect thereto in accordance with statutory requirements or (z) Agent has agreed that Inventory at such location constitutes Eligible Inventory, or (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent and Reserves reasonably satisfactory to Agent have been established with respect thereto, or (iv) is located at an owned location not set forth on Disclosure Schedule (3.2) subject to a mortgage in favor of a lender other than Agent unless a reasonably satisfactory mortgagee waiver has been delivered to Agent, or (v) is located at any site not set forth on Disclosure Schedule (3.2) if the aggregate book value of Inventory at any such location is less than $100,000 unless Agent has given its prior written consent with respect thereto under this Section 1.7(b)(v);
        is placed or accepted on consignment or is in transit, except for Eligible In-Transit Inventory in transit to locations of Credit Parties as to which Agent's Liens have been perfected at origin and destination;
        is covered by a negotiable document of title, unless such document has been delivered to Agent or custom broker as to whom a custom brokerage agreement in form and substance acceptable to Agent has been received with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;
        is layaway, monogrammed, obsolete, shopworn, seconds, damaged or unfit for sale;
        consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory or replacement parts;
        consists of goods which have been returned by the buyer;
        is not of a type held for sale in the ordinary course of Borrower's business;
        is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders, subject to Permitted Encumbrances;
        breaches any of the representations or warranties pertaining to Inventory set forth in the Loan Documents;
        consists of any and all internal expenses of Borrower or other expenses not included in landed costs as determined in accordance with GAAP whether or not classified by Borrower as "unicap";
        consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
        is not covered by casualty insurance reasonably acceptable to Agent;
        any Inventory located in any store of Borrower which has been closed for business for more than 20 days in any Fiscal Quarter;
        is located at 7202 South 212th Street, Kent, Washington;
        is otherwise unacceptable to Agent in its reasonable credit judgment;
        does not meet standards, rules and regulations applicable to such goods for their use or sale imposed by any Person having regulatory authority over such matters;
        was produced in violation of Fair Labor Standards Act and subject to the so- called "hot goods" provision contained in Title 29, Chapter 8, U.S.C.  215(a); or
        is not currently usable or merchantable and readily saleable to the public, at prices approximating at least the cost thereof, in the normal course of Borrower's business.
      Cash Management Systems. On or prior to the Closing Date, Borrower will establish and will maintain until the Termination Date, the cash management systems described in Annex C (the "Cash Management Systems").
      Fees.
        Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of January 31, 2002 among Borrower and GE Capital (the "GE Capital Fee Letter"), at the times specified for payment therein and the Fees specified in that certain fee letter dated as of January 31, 2002 among Borrower and CIT (the "CIT Fee Letter"), at the times specified for payment therein.
        As additional compensation for the Tranche A Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Tranche A Revolving Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee for Borrower's non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum (calculated on the basis of a 360 day year for actual days elapsed) multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan and the Swing Line Loan outstanding during the period for which such Fee is due.
        If Borrower pays after acceleration or prepays the Tranche A Revolving Credit Advances and reduces or terminates the Tranche A Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations, or if any of the Commitments are otherwise terminated, Borrower shall pay to Agent, for the benefit of Tranche A Revolving Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction in the Maximum Amount or, in the case of termination, an amount equal to the Applicable Percentage (as defined below) multiplied by the Tranche A Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (x) two percent (2%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) one percent (1%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) 0.50 percent (0.50%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to six months before the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Tranche A Revolving Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Sections 1.3(b), 1.3(d) or 1.16(c); provided that Borrower does not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Sections 1.3(b)(ii) or (b)(iii), the transaction giving rise to the applicable prepayment is expressly permitted under Section 6.
        Borrower shall pay to Agent, for the ratable benefit of Tranche A Revolving Lenders, the Letter of Credit Fee as provided in Annex B.
        In the event that the Initial Liquidity Hurdle Date shall not have occurred on or before March 31, 2002, Borrower shall pay to Agent, for the ratable benefit of the Tranche A Revolving Lenders, on March 31, 2002, a liquidity risk fee in an amount equal to 0.25% multiplied by the amount of the Tranche A Revolving Loan Commitment. In addition to the foregoing, in the event that the Subsequent Liquidity Hurdle Date shall not have occurred on or before April 30, 2002, Borrower shall pay to Agent, for the ratable benefit of the Tranche A Revolving Lenders, on April 30, 2002, an additional liquidity risk fee in an amount equal to 0.25% multiplied by the amount of the Tranche A Revolving Loan Commitment. The Credit Parties agree that the willingness of Lenders to enter into this Agreement, and to provide the financing at the pricing contemplated herein, is based in part on the assumption (based on projections and representations of Borrower), that Borrower will cause the occurrence of each of the Initial Liquidity Hurdle and the Subsequent Liquidity Hurdle in the time frame set forth above (without which representations and projections, Lender would have charged additional amounts at least equal to the amount of such fees as a condition to offering the financing contemplated herein), and that the fees set forth herein are reasonable payments to take into account the increased risks, and potential losses and additional costs, of Lenders as a result of a failure by Borrower to cause such events to occur.
      Receipt of Payments. Borrower shall make each payment under this Agreement not later than 11:00 a.m. (Los Angeles time) on the day when due in immediately available funds in Dollars to the Collection Account. For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 11:00 a.m. (Los Angeles time). Payments received after 11:00 a.m. (Los Angeles time) time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.
      Application and Allocation of Payments.
        So long as no Default or Event of Default has occurred and is continuing, (i) payments consisting of proceeds of Accounts received in the ordinary course of business shall be applied, first, to the Swing Line Loan and, second, to the Tranche A Revolving Credit Advances; (ii) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (iii) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (iv) mandatory prepayments shall be applied as set forth in Sections 1.3(c) and 1.3(d). All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Commitment Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrower as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. In the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order: first, to Fees and reimbursable expenses of Agent then due and payable; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been paid in full; fourth, to interest then due and payable on the Revolving Credit Advances; fifth, to the principal balance of the Tranche A Revolving Credit Advances until the same has been paid in full; sixth to any Letter of Credit Obligations to provide cash collateral therefor in the manner described in Annex B until all such Letter of Credit Obligations have been fully cash collateralized; seventh, to the principal balance of the Tranche B Credit Advances (which shall automatically result in a corresponding permanent reduction of the Tranche B Loan Commitments) until the same has been paid in full; and eighth, to all other Obligations, including, without limitation, expenses of the Revolving Lenders to the extent reimbursable under Section 11.3. After the Commitment Termination Date or with respect to any payments received or payments received as proceeds of Collateral from and after any Event of Default has occurred or is continuing, such payments shall be applied by Agent to amounts then due and payable in the following order: first, to Fees (other than the Fees payable pursuant to Section 1.9(c)) and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Swing Line Loan; third, to the principal balance of the Swing Line Loan until the same has been repaid in full; fourth, to interest (including any Default Rate of interest payable pursuant to Section 1.5(d)) and any Fee payable under Section 1.9(c) then due and payable on the Tranche A Revolving Credit Advances; fifth, to the principal balance of the Tranche A Revolving Credit Advances, until the same has been paid in full; sixth, to any Letter of Credit Obligations to provide cash collateral therefor in the manner set forth in Annex B until all Letter of Credit Obligations have been fully cash collateralized in the manner set forth in Annex B; seventh, to the principal balance of the Tranche B Credit Advances until the same has been paid in full; and eighth, to all other Obligations including, without limitation, expenses of the Revolving Lenders to the extent reimbursable under Section 11.3.
        Agent is authorized to, and at its sole election may, charge to the Tranche A Revolving Credit Advances balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of the Revolving Loan, owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to pay promptly any such amounts as and when due, even if the amount of such charges would exceed Borrowing Availability at such time. At Agent's option and to the extent permitted by law, any charges so made shall constitute part of the principal of the Tranche A Revolving Credit Advances hereunder.
      Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: all Advances, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 60 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.
      Indemnity.
        Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
        To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, then Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (including loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower shall object in writing within 30 Business Days of receipt thereof, specifying the basis for such objection in detail.
      Access. Unless a Default or Event of Default has occurred and is continuing or unless access is necessary to preserve or protect the Collateral as determined by Agent, each Credit Party that is a party hereto and GCRC shall, during normal business hours, from time to time upon two Business Day's prior notice as frequently as Agent reasonably determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party, GCRC and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's or GCRC's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party and of GCRC; provided that inspections and audits shall be conducted by Agent or any officer, employee or agent of Agent no more frequently than once each calendar quarter, provided, however, that during the occurrence or continuance of any Default or Event of Default the Agent or any officer, employee or agent of Agent shall be permitted to conduct audits as often as it deems appropriate. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party and GCRC shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party and GCRC shall promptly make available to Agent and its counsel originals or copies of all books and records that Agent may reasonably request. Each Credit Party and GCRC shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party or GCRC, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party, or GCRC. Agent will give Lenders at least 5 Business Days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.
      Taxes.
        Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt, copy of cancelled check or federal wire or other evidence satisfactory to Agent evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.
        Each Credit Party that is a signatory hereto shall jointly and severally indemnify and, within 10 days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.
        No person residing or organized under the laws of a jurisdiction outside the United States (a "Foreign Person") may become a Lender under this Agreement and, notwithstanding anything in this Agreement to the contrary, no Foreign Person may acquire any participation in any portion of a Lender's Loans or Commitments unless, on or prior to the date of the proposed assignment or sale, (i) all payments to be made under this Agreement or under the Notes to such Foreign Person or to such Lender on behalf of such Foreign Person are completely exempt from United States withholding tax under an applicable statute or tax treaty and (ii) such Foreign Person has provided to Borrower and Agent properly completed and executed copies of IRS Form W-8ECI or Form W- 8BEN or other applicable form, certificate or document prescribed by the IRS or the United States or reasonably required by Borrower certifying as to such Foreign Person's entitlement to such exemption (a "Certificate of Exemption"). Any Foreign Person that seeks to become a Lender or purchase a participation from a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender or purchasing a participation hereunder. No Foreign Person may become a Lender or purchase a participation from a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender or purchasing a participation.
      Capital Adequacy; Increased Costs; Illegality.
        If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.
        If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that it shall, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).
        Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within 5 Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans, in each case with payment of any LIBOR breakage costs as described in Section 1.13(b).
        Within 15 days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within 90 days thereafter, Borrower's rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).
        Borrower shall not be required to compensate a Lender pursuant to Section 1.16(a) or Section 1.16(b) for any increased cost or reduction in respect of a period occurring more than 180 days prior to the date that such Lender notifies Borrower of such Lender's intention to claim compensation therefor unless the circumstances giving rise to such increased cost or reduction became applicable retroactively, in which case no such time limitation shall apply so long as such Lender requests compensation within 180 days from the date such circumstances become applicable.
      Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of that Borrower secured, until the Termination Date, by all of the Collateral.
  CONDITIONS PRECEDENT
      Conditions to the Initial Loans. No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent:
        Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.
        Repayment of Prior Lender Obligations; Satisfaction of Outstanding L/Cs. (i) Agent shall have received a fully executed original of a pay-off letter reasonably satisfactory to Agent confirming that all of the Prior Lender Obligations will be repaid in full from the proceeds of the initial Revolving Credit Advance and all Liens upon any of the property of Borrower or any of its Subsidiaries in favor of Prior Lender shall be terminated by Prior Lender immediately upon such payment; and (ii) all Existing Letters of Credit guaranteed by Prior Lender shall have been supported by a guaranty of Agent pursuant to the L/C Assignment (and Agent shall have received a fully executed original copy thereof in form and substance satisfactory to Agent), or shall have otherwise been cash collateralized, supported by a guaranty of Agent or supported by a Letter of Credit issued pursuant to Annex B, as mutually agreed upon by Agent, Borrower and Prior Lender.
        Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.
        Opening Availability. The Eligible Inventory supporting the initial Revolving Credit Advance and the initial Letter of Credit Obligations incurred and the amount of the Reserves to be established on the Closing Date shall be sufficient in value, as determined by Agent, to provide Borrower with Borrowing Availability, after giving effect to the initial Revolving Credit Advance and the incurrence of any initial Letter of Credit Obligations (on a pro forma basis, with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales), of at least $17,000,000.
        Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter and the CIT Fee Letter), and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date.
        Capital Structure: Other Indebtedness. The capital structure of each Credit Party and GCRC and the terms and conditions of all Indebtedness of each Credit Party shall be acceptable to Agent in its sole discretion.
        Due Diligence. Agent shall have completed its business and legal due diligence, including a roll forward of its previous Collateral audit, with results reasonably satisfactory to Agent.

      (h) Securitizations. Borrower shall have obtained an extension or refinancing of the Variable Base Certificates on terms and conditions satisfactory to Agent.

      (i) Syndications. Lenders acceptable to Agent shall have committed, on terms acceptable to Agent, to provide $80,000,000 of the Commitments.

      (j) Tranche B Loans. The Tranche B Lender shall have fully funded the Tranche B Loan Commitment in amount and manner and upon terms and conditions all satisfactory to Agent.

      (k) Credit Card Proceeds. All Credit Card Issuers and Credit Card Processors shall have been irrevocably directed by the parties to the Credit Card Agreements and such Credit Card Issuers and Credit Card Processors shall agree that all proceeds of the Credit Card Receivables shall be remitted to the Concentration Account.

      (l) Pooling Agreement Instructions. Agent shall have received, in form and substance satisfactory to Agent, an irrevocable payment instruction in form and substance satisfactory to Agent (the "Letter of Direction Agreement") from Borrower and GCRC to Bankers Trust Company, as Trustee under the Pooling Agreement, directing that all amounts otherwise payable to Borrower by GCRC or otherwise under the Securitization Facility or to GCRC as holder of securities under the Securitization Facility and all amounts distributed to GCRC for the purchase of GCRC Receivables or payment of any fees and expenses to Borrower shall be paid to Agent, and such payment instruction shall have been acknowledged and agreed to by Bankers Trust Company.

      (m) Cash Management Systems. Borrower shall have established its Cash Management System upon terms and conditions satisfactory to Agent.

      (n) Instructions to Funds Transportation Providers. Agent shall have received evidence reasonably satisfactory to Agent showing directions to, and agreement by, all armored vehicle or other funds transportation service providers with respect to delivery of all funds and other items transported by such providers for deposit into a Blocked Account at a Relationship Bank, in each case in a manner reasonably satisfactory to Agent.

      Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation, if, as of the date thereof:
        (i) any representation or warranty by any Credit Party or GCRC contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement and (ii) Agent or Requisite Tranche A Revolving Lenders have determined not to make such Advance, convert or continue any Loan as LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;
        (i) any event or circumstance having a Material Adverse Effect has occurred since the date hereof as determined by the Requisite Tranche A Revolving Lenders, and (ii) Agent or Requisite Tranche A Revolving Lenders have determined not to make such Advance, convert or continue any Loan as a LIBOR Loan or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;
        (i) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and (ii) Agent or Requisite Tranche A Revolving Lenders shall have determined not to make any Advance, convert or continue any Loan as a LIBOR Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or
        after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding principal amount of the Revolving Loans would exceed the lesser of the Borrowing Base and the Maximum Amount, in each case, less the then outstanding principal amount of the Swing Line Loan and, in each case, less the Minimum Excess Availability.

  The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 (without reference to clauses (a)(ii), (b)(ii) and (c)(ii) of this Section 2.2 or any determination by Agent or any Lender with respect to any such condition) have been satisfied (including, without limitation, a representation and warranty as to the accuracy of representations and warranties (pursuant to terms of clause (a)(i) above), the absence of a Material Adverse Effect since the date hereof and the absence of any Default or Event of Default (pursuant to terms of clause (c)(i) above)), and (ii) a reaffirmation by Borrower of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

  REPRESENTATIONS AND WARRANTIES

  To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

      Corporate Existence; Compliance with Law. Each Credit Party and GCRC (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $250,000; (c) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
      Executive Offices, Collateral Locations, FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number of each Credit Party.
      Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Credit Party and GCRC of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action, as applicable; (c) do not contravene any provision of such Person's charter, bylaws or partnership or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party and GCRC that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party and GCRC enforceable against it in accordance with its terms.
      Financial Statements and Projections. Except for the Projections, all Financial Statements concerning Borrower and its respective Subsidiaries that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.
        Financial Statements. The following Financial Statements attached hereto as Disclosure Schedule (3.4(a)) have been delivered on the date hereof:
          The audited consolidated and consolidating balance sheets at February 3, 2001 and the related statements of income and cash flows of Borrower and its Subsidiaries for the Fiscal Years then ended, certified by the Chief Financial Officer.
          The unaudited balance sheet(s) at November 3, 2001 and the related statement(s) of income and cash flows of Borrower and its Subsidiaries for the thirty-nine weeks then ended.
        [Intentionally Omitted].
        Projections. The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by Borrower in light of the past operations of its businesses, and reflect projections for the three (3) year period beginning on February 3, 2002 on a month-by-month basis. The Projections are based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower's good faith and reasonable estimates of the future financial performance of Borrower and of the other information projected therein for the period set forth therein.
      Material Adverse Effect. Between February 3, 2001 and the Closing Date except as otherwise disclosed by Borrower in writing to Agent: (a) none of the Credit Parties or GCRC has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or GCRC or has become binding upon any Credit Party's or GCRC's assets and no law or regulation applicable to any Credit Party or GCRC has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) none of the Credit Parties or GCRC is in default and to the best of Borrower's knowledge no third party is in default under any material contract, lease or other agreement or instrument to which any Credit Party or GCRC is a party, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between February 3, 2001 and the Closing Date, except as otherwise disclosed by Borrower in writing to Agent, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.
      Ownership of Property; Liens. As of the Closing Date, the real estate ("Real Estate") listed in Disclosure Schedule (3.6) constitutes all of the real property owned, licensed, leased, subleased, or used by any Credit Party. Each Credit Party owns good fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date. Each Credit Party also has good title to, or valid leasehold interests in, all of its personal property and assets. As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all such Real Estate and other properties and assets. Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate. As of the Closing Date, no portion of any Credit Party's Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.
      Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.
      Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person; provided, however, that Disclosure Schedule (3.8) need not list individuals who are Affiliates solely by virtue of clause (d) of the definition of "Affiliate." All of the issued and outstanding Stock of each Subsidiary of each Credit Party is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Except as set forth in Disclosure Schedule (3.8) and except for common stock and options issued pursuant to stock option plans of Borrower described on Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is listed in Section 6.3 (including Disclosure Schedule (6.3)).
      Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations, the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.
      Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.
      Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.
      ERISA.
        Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.
        Except as set forth in Disclosure Schedule (3.12): (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 20% of fair market value of all assets not derived from a company match, or earnings thereon, of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan, provided that, with respect to any Plan, this representation shall not be deemed breached if the Plan is amended, promptly after such 20% threshold is reached, to prevent additional investment in such Plan of Stock of any Credit Party not derived from company match or earnings thereon; (vii) all Plans satisfy all legal requirements with respect to the amount of Stock of all Credit Parties and their ERISA Affiliates held by each such Plan including, but not limited to, Section 407 of ERISA and Section 401(a)(22) of the IRC; and (viii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.
      No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party or GCRC, threatened against any Credit Party or GCRC, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Credit Party's or GCRC's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) that has a reasonable risk of being determined adversely to any Credit Party or GCRC and that , if so determined, could be reasonably be expected to have a Material Adverse Effect. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party's or GCRC's knowledge, threatened, that seeks damages in excess of $100,000 or injunctive relief against, or alleges criminal misconduct of, any Credit Party or GCRC.
      Brokers. No broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder's or brokerage fees in connection therewith.
      Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property.
      Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Financial Statements or Collateral Reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party or GCRC to Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.
      Environmental Matters.
        Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $250,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $250,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000, and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $250,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.
        Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party's affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party's conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.
      Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, and Borrower has delivered certificates of all insurance policies showing Agent as an additional insured party, together with loss payable endorsements, to Agent.
      Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party or GCRC maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts or any accounts maintained by Borrower as Servicer under the Securitization Facility, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
      Government Contracts. As of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.
      Customer and Trade Relations. Except as set forth in Schedule 3.21, as of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Credit Party with any supplier or customer material to its operations.
      Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum (provided, however, that purchase orders entered into by Borrower in the ordinary course of business which are cancellable without penalty at any time prior to shipment need not be listed on Disclosure Schedule (3.22)); leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $500,000 per annum; licenses and permits held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; all Existing Letters of Credit, specifically listing the original stated face amount thereof, each amendment thereto and, as of the Closing Date, the maximum remaining amount which may be drawn thereunder; all instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party (without duplication as to the Existing Letters of Credit) and any Lien granted by such Credit Party with respect thereto; instruments and agreements evidencing the issuance of any equity securities, (other than common stock certificates), warrants, rights or options to purchase equity securities of such Credit Party; and agreements or arrangements with armored vehicle or other funds transportation service providers.
      Solvency. Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower; (c)  the Refinancing and the consummation of the other Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is and will be Solvent.
      [Intentionally Omitted].
      [Intentionally Omitted].
      Subordinated Debt and Capital Leases. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the Subordinated Notes (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) and of all Capital Leases to which Borrower is a party. Borrower has the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes. The subordination provisions of the Subordinated Notes are enforceable against the holders of the Subordinated Notes by Agent and Lenders. All Obligations, including the Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes. Borrower acknowledges that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes and this Section 3.26.
  FINANCIAL STATEMENTS AND INFORMATION
      Reports and Notices.
        Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.
        Each Credit Party executing this Agreement hereby agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the various Collateral Reports (including Borrowing Base Certificates in the form of Exhibit 4.1(b)) at the times, to the Persons and in the manner set forth in Annex F.
      Communication with Accountants. Each Credit Party executing this Agreement and GCRC authorizes (a) Agent and (b) so long as an Event of Default has occurred and is continuing, each Lender, to communicate directly with its independent certified public accountants, including Deloitte & Touche LLP, and authorizes and, at Agent's request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party and GCRC (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.
  AFFIRMATIVE COVENANTS

  Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties and as to GCRC (as to which each such Credit Party agrees to cause GCRC to act or refrain from acting, as applicable) that from and after the date hereof and until the Termination Date:

      Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).
      Payment of Charges.
        Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.
        Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.
      Books and Records. Each Credit Party and GCRC shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).
      Insurance; Damage to or Destruction of Collateral.
        The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or additional loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.
        Agent reserves the right at any time upon any change in any Credit Party's risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent's opinion, adequately protect both Agent's and Lenders' interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with commercially reasonable and customary coverage for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.
        Borrower shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as additional loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Borrower shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance. Borrower shall deposit any and all insurance proceeds in the Concentration Account for application to the Obligations.
        Effective upon the occurrence and continuance of a Default or Event of Default, Borrower hereby irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), as Borrower's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of Borrower on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. During the continuance of an Event of Default, after deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(d); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by Borrower, or permit or require the Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 1.3(d); provided that in the case of insurance proceeds pertaining to any Credit Party that is not a Borrower, such insurance proceeds shall be applied ratably to all of the Loans owing by Borrower.
      Compliance with Laws. Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to OSHA, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
      Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement any Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.
      Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect.
      Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $250,000; and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent's written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrower's expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater. Borrower shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.
      Landlords' Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.
        Each Credit Party shall use its commercially reasonable efforts to obtain a landlord's agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property and shall obtain a bailee letter from the bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such locations leased or owned as of the Closing Date, if Agent has not received a landlord or mortgagee agreement as of the Closing Date with respect to the leased locations listed on Disclosure Schedule 3.2, Borrower's Eligible Inventory at such locations shall be subject to Reserves as may be established by Agent based upon statutory lien requirements. With respect to warehouse space leased as of the Closing Date (or, if later, as of the date of such location is leased), if Agent has not received a bailee letter as of the Closing Date (or, if later, as of the date such location is leased), Borrower's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base absent compliance with the provisions of Section 1.7(b). With respect to locations leased or owned after the Closing Date, if Agent has not received a landlord or mortgagee agreement as of the date such location is acquired or leased, Borrower's Eligible Inventory at that location shall, in Agent's discretion, be excluded from the Borrowing Base absent compliance with Section 1.7(b). After the Closing Date, no real property or warehouse space shall be leased by any Credit Party and no Inventory shall be shipped to a processor or converter under arrangements established after the Closing Date without the prior written consent of Agent (which consent, in Agent's discretion, may be conditioned upon the exclusion from the Borrowing Base of Eligible Inventory at that location or the establishment of Reserves as specified in Section 1.7(b)) or, unless and until a reasonably satisfactory landlord agreement or bailee letter, as appropriate, shall first have been obtained with respect to such location other than with respect to Permitted Temporary Leases. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located.
        Borrower shall, as soon as reasonably practicable following the Closing Date, deliver Mortgages covering the owned Real Estate listed below (the "Mortgaged Properties") together with: (a) title insurance policies in each case reasonably satisfactory in form and substance to Agent, in its sole discretion; (b) evidence that counterparts of the Mortgages have been recorded in all places to the extent necessary or desirable, in the judgment of Agent, to create a valid and enforceable first priority lien (subject to Permitted Encumbrances) on each Mortgaged Property in favor of Agent for the benefit of itself and Lenders (or in favor of such other trustee as may be required or desired under local law); and (c) with respect to any such Mortgaged Property located in California, legal opinions of local counsel, in form and substance reasonably satisfactory in form and substance to Agent, in its sole discretion; and (d) such other documents, instruments or agreements reasonably requested by Agent. Mortgaged Properties: 313 Madonna Rd., San Luis Obispo, CA 93405; 1673 W. Lacey Blvd., Hanford, CA 93230; 10317 Silverdale Way N., Silverdale, WA 98383. To the extent otherwise permitted hereunder, if any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall first provide to Agent a mortgage or deed of trust granting Agent a Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinion(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.
        Without limiting the foregoing, Borrower shall, in each case as reasonably requested by Agent for purposes of obtaining and/or perfecting Agent's Liens (for itself and Lenders) with respect to the Store Leases and Collateral located thereat, (i) subject to obtaining any consent required under such Store Lease, execute and deliver to Agent a leasehold mortgage (and/or such other documents as Agent may reasonably request for such purpose) granting Agent a Lien in each such Store Lease, and (ii) use its commercially reasonable efforts to obtain any such landlord consents required in connection with such leasehold mortgages (and/or alternate or additional documents), in each case for each such leasehold mortgage, consent or other document, in form and substance reasonably satisfactory to Agent.
      [Intentionally Omitted].
      Further Assurances. Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party's expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.
      Leases.
        Store Leases. With respect to each Store Lease, the Credit Parties shall:
          promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and/or observed by the lessee under each Store Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
          promptly notify Agent of any alleged default by any Person under each Store Lease;
          promptly deliver to Agent a copy of each notice of default and other material notice to be provided or received in respect of any Store Lease; and
          use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessor under each Store Lease unless, in each case, failure to do so would not result in a Material Adverse Effect.
        Space Leases. With respect to Space Leases encumbering a Mortgaged Property, the Credit Parties shall:
          promptly perform and/or observe in all material respects all of the covenants and agreements required to be performed and/or observed by the lessor under each Space Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;
          promptly notify Agent of an alleged default by any Person under each Space Lease;
          promptly deliver to Agent a copy of each notice of default and other material notice to be provided or received in respect of any Space Lease; and
          use commercially reasonable efforts to enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessee under each Space Lease. All Space Leases entered into by any Credit Party after the date hereof shall be on commercially reasonable terms, and, other than renewals, on the form of such Credit Party.
        Right to Take Action. If any Credit Party shall fail to perform or observe (after the applicable notice and grace period) any of the covenants and/or agreements required to be performed and/or observed by it under any Store Lease or any Space Lease subject to a Mortgage, including, without limitation, payment of all rent and other charges due thereunder, Agent may, 5 Business Days after Credit Party's receipt of written notice (except in emergencies and/or in situations where a failure sooner to perform or observe the same may result in a forfeiture under the Lease (in either of the foregoing cases, Agent shall give only such prior notice as is reasonable under the existing circumstances)), take such action as is appropriate to cause such covenants and/or agreements promptly to be performed and/or observed on behalf of the Credit Parties but no such action by Agent shall release any Credit Party from any of its obligations under the Loan Documents. Upon receipt by Agent from the counterparty under any Lease of any notice of default by the Credit Parties thereunder, Agent may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof may be questioned or denied by the Credit Parties or by any party on behalf of the Credit Parties.
        Renewal Options. The Credit Parties shall provide written notice at least 30 days prior to the last day upon which the Credit Parties may validly exercise any option to renew or extend the term of any Store Lease either (i) duly exercise such option and give immediate notice thereof to Agent; or (ii) give Agent prior written notice of Credit Parties' intent not to renew any such Store Lease, together with a summary of Credit Parties' intended plan for the sale, transfer or other disposition of all Collateral located in the premises subject of such Store Lease. From and after the occurrence of an Event of Default, if the Credit Parties shall fail to so exercise any option to renew or extend the term of any Store Lease, Agent shall have, and is hereby granted, the irrevocable right to exercise such option, either in its own name and behalf, or in the name and behalf of the Credit Parties, all as Agent shall determine.
        Written Statement. The Credit Parties shall, within 20 days after demand by Agent, deliver to Agent a written statement certifying as to any factual matter and providing representations as to any other matter in connection with any Store Lease which is reasonably requested by Agent.
        Arbitration or Appraisal Proceedings. The Credit Parties shall give Agent prompt notice of the commencement of any arbitration or appraisal proceeding in connection with or relating to any Real Estate. Agent shall have the right to intervene and participate in any such proceeding and the Credit Parties shall confer with Agent and its attorneys and experts and cooperate with them to the extent Agent deems reasonably necessary for the protection of Agent and Lenders.
        Additional Store Lease Covenants.
          In the event any Store Lease shall be terminated by reason of a default thereunder by the applicable Credit Party and Agent shall acquire from the fee owner a new ground lease, the applicable Credit Party hereby waives any right, title and interest in and to such new ground lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law.
          In the event of the bankruptcy of the lessor or sublessor under any Store Lease, during the occurrence and the continuance of an Event of Default, neither Borrower nor any other Credit Party shall agree to treat any Store Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code or otherwise (including, but not limited to, Section 365(h)(1) thereof) without Agent's prior written consent. In addition, during the occurrence and continuance of an Event of Default, the applicable Credit Party shall, in the event of the bankruptcy of the lessor or sublessor under any Store Lease, reaffirm and ratify the legality, validity, binding effect and enforceability of the Store Lease and shall elect to remain in possession of the land and the leasehold estate, notwithstanding any rejection of such Store Lease, unless the Agent otherwise directs. In the event of the bankruptcy of the lessor or sublessor under any Store Lease, if no Event of Default has occurred and is continuing, Borrower and any Credit Party may treat any Store Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code or otherwise (including, but not limited to Section 365(h)(1) thereof), provided, however, that the applicable Credit Party shall provide Agent with thirty (30) days written notice prior to rejecting any Store Lease and vacating the premises, together with a summary of such Credit Party's intended plan for the sale, transfer, or other disposition of Collateral located in the premises subject of such Store Lease.
          During the continuance of an Event of Default under this Agreement, Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the applicable Credit Party under the affected Store Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such action as Agent deems necessary or desirable to prevent or cure any default by the applicable Credit Party under the Store Lease, including, without limitation, any act, deed, matter or thing whatsoever that the applicable Credit Party may do in order to cure a default under the Store Lease and (iii) to enter in and upon the land or any part thereof to such extent and as often as Agent deems necessary or desirable in order to prevent or cure any default of the applicable Credit Party under the Store Lease. The applicable Credit Party shall, within five (5) days after written request is made therefor by Agent, execute and deliver to Agent or to any party designated by Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Agent pursuant to this Section or as may otherwise be required by Agent.
      Condition of the Real Estate. The Credit Parties shall (a) not permit the Real Estate or the other Mortgaged Properties (or any portion thereof) to be removed, demolished or materially altered, (b) subject to the provisions of Section 5.4(d) and Section 1.3(d), repair, replace and restore the Real Estate and other Mortgaged Properties (and any Collateral located thereat) now or hereafter damaged or destroyed by any casualty or other event (whether or not insured against and insurable) or affected by any Taking so that, when repaired, replaced and restored, the same shall be (i) at least equal in quality, usefulness and value as the Real Estate, or other Mortgaged Properties and/or Collateral which existed immediately prior to such casualty, event or Taking, as the case may be and (ii) of the same type and character as the type and character of the Collateral existing on the date hereof and (c) perform any and all construction, equipping, alteration, repair, replacement and/or restoration in a good and workmanlike manner, free and clear of all Liens (except, in the case of improvements to any Real Estate or other Mortgaged Properties, for the Permitted Encumbrances).
      [Intentionally Omitted].
      Payments from Securitization Facility.
        Borrower shall pay and distribute all amounts payable to, due to or required or permitted to be paid or distributed to Borrower and all other amounts available or which could be made available in the discretion of Borrower whether as Servicer, Seller (as defined in the Securitization Facility) or otherwise (including, without limitation, amounts from the collection of the GCRC Receivables and available after GCRC's and the Servicer's utilization of the maximum financing available as reasonably estimated by Servicer) under the Securitization Facility (including all such amounts under the Receivables Purchase Agreement, the Pooling Agreement and the other Transaction Documents) to be paid and distributed by payment directly to the Concentration Account in accordance with the Letter of Direction Agreement.
        Borrower shall cause GCRC to pay and distribute all amounts payable to, due to or required or permitted to be paid or distributed to GCRC (as holder of securities under the Securitization Facility or for the purchase of GCRC Receivables or payment of fees and expenses to Borrower) to be paid and distributed by payment directly to the Concentration Account in accordance with the Letter of Direction Agreement.
        For the avoidance of doubt, the parties hereto agree that an election by GCRC to make a Discretionary Prepayment (as defined in the related Transaction Documents) of the Variable Base Certificates in an amount that does not exceed the estimated amount reasonably necessary to avoid the occurrence of an Early Amortization Event during the current or succeeding Collection Period (as defined in the related Transaction Documents), or any action by Borrower to cause GCRC to make such an election, shall not constitute a breach of the foregoing provisions of Sections 5.15(a) or (b) relating to the exercise of discretion with respect to making amounts available for payment or distribution to GCRC or the Borrower under the Securitization Facility.
      Renewal of Securitization Facility. Within ten (10) days prior to any expiration of the Securitization Facility, any repayment of principal under the Fixed Based Certificates or Variable Based Certificates or the commencement of any Controlled Amortization Period (as defined in the Securitization Facility), Borrower shall provide Agent with satisfactory evidence that either (a) the Securitization Facility has been renewed or extended; or (b) Borrower and GCRC have obtained a replacement facility, in each case, on terms no less favorable to Borrower, GCRC, and Lenders and otherwise on terms and conditions and with lenders acceptable to Agent, including payment directions and intercreditor arrangements acceptable to Agent.
      Use of Private Label Card. At Agent's direction, which direction may only be given upon the occurrence and during the continuation of an Event of Default, Borrower agrees to and immediately shall cease making any sales of Inventory or other merchandise to customers that purchase such Inventory or other merchandise by payment with Borrower's private label credit cards. Agent shall be deemed to have made such direction and Borrower immediately shall cease accepting any private label credit cards upon the occurrence of an Event of Default under either of Sections 8.1(h) or 8.1(i).
      Conditions Subsequent.
        Insurance Policies. As soon as is reasonably practicable, but in no event later than April 30, 2002, Borrower shall deliver to Agent and Lenders certified copies of all policies of insurance of Borrower and GCRC to the extent not delivered on or before the Closing Date.
        BofA Disbursement Accounts. As soon as is reasonably practicable, but in no event later than sixty (60) days after the Closing Date, Borrower shall cause the bank accounts of Borrower at Bank of America, N.A. listed in Disclosure Schedule (5.18)(b) (the "BofA Disbursement Accounts") to be closed, and replaced by Blocked Accounts at a Wells Fargo, N.A., in each case in a manner satisfactory to Agent. Until such time as all such BofA Disbursement Accounts are closed, Borrower shall cause all such BofA Disbursement Accounts to be zero balance accounts.
        Dissolution of Gottschalks Realty Corporation. As soon as is reasonably practicable, but in no event later than thirty (30) days after the Closing Date, Borrower shall complete the dissolution of Gottschalks Realty Corporation.
        Business License Renewals. As soon as is reasonably practicable, but in no event later than fifteen (15) days after the Closing Date, Borrower shall deliver to Agent evidence reasonably satisfactory to Agent indicating the continued validity of (including payment of all applicable renewal fees with respect to) the business licenses described in Disclosure Schedule 5.18(d).
        Acknowledgments of Funds Transportation Providers. As soon as is reasonably practicable, but in no event later than thirty (30) days after the Closing Date, Borrower shall deliver to Agent executed written letters of direction, in each case in a form and substance reasonably satisfactory to Agent, from each armored vehicle or other funds transportation service providers with respect to delivery of all funds and other items transported by such providers for deposit into a Blocked Account at a Relationship Bank, and including the agreement of each such provider that such delivery instructions may not be changed without the consent of Agent. Borrower shall not hire any additional funds transportation service provider unless Borrower shall have delivered to Agent, prior to commencement of any services thereby, similar instructions to and acknowledgement of such service provider, in each case in form and substance reasonably acceptable to Agent.
        Release of Certain Liens. As soon as is reasonably practicable, but in no event later than twenty (20) days after the Closing Date, Borrower shall cause the release of the Liens and financing statements described in Disclosure Schedule 5.18(f).
        Customs Brokerage Agreements. Borrower shall use commercially reasonable efforts to deliver to Agent a custom brokerage agreement, in form and substance acceptable to Agent, duly executed by each customs broker providing services to Borrower, within ten (10) days after the Closing Date.
  NEGATIVE COVENANTS

  Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties and as to GCRC (as to which each such Credit Party agrees to cause GCRC to act or refrain from acting, as applicable) that from and after the date hereof until the Termination Date:

      Mergers, Subsidiaries, Etc. Neither any Credit Party nor GCRC shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.
      Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6 (including, without limitation, Sections 6.3 and 6.4), no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Borrower may hold investments comprised of notes payable, or Stock or other securities pursuant to negotiated agreements with respect to the settlement of an Account Debtor's Accounts in the ordinary course of business, Indebtedness or other claims due or owing to Borrower or any of its Subsidiaries; so long as the aggregate amount of such Accounts so settled by Borrower does not exceed $250,000; and (b) Borrower and its Subsidiaries may receive and hold Stock, promissory notes and other non-cash consideration received in connection with any sale of an asset permitted by Section 6.8(d); (c) Borrower may maintain its existing investments in its Subsidiaries as of the Closing Date; and (d) Borrower may make capital contributions to GCRC by the transfer of GCRC Receivables in accordance with the terms of the Receivables Purchase Agreement.
      Indebtedness.
        No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(e), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) Indebtedness under each of (1) the refinancing of the Heller Notes, secured exclusively by (A) the Mortgaged Properties securing the Heller Notes being refinanced, and (B) such additional Liens subordinate in priority to Agent's Liens (on behalf of itself and Lenders) as may be approved by Agent in its sole discretion, (2) a single financing arrangement entered into by Borrower after the Closing Date secured exclusively by Borrower's Cessna Conquest airplane, and (3) a single financing arrangement entered into by Borrower after the Closing Date secured exclusively by Borrower's interest in Park 41, in each case pursuant to terms and documentation (including intercreditor agreements, if requested by Agent and, with respect to Borrower's interest in Park 41, not in violation of the applicable partnership agreement) in form and substance reasonably acceptable to (and approved in writing by) Agent; and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified; (vi) Indebtedness permitted by Section 6.17, (vii) Indebtedness to Prior Lender with respect to the Existing Letters of Credit (in all events limited to the cash collateral provided to Prior Lender on the Closing Date pursuant to the payoff letter delivered pursuant to Section 2.1(b)), and (viii) reimbursement obligations in respect of the surety bonds described in Schedule 6.3, copies of which have been or will be promptly provided to Agent as soon as available; upon commercially reasonable terms and conditions and renewals and extensions thereof upon commercially reasonable terms and conditions.
        No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than the Obligations or as may be expressly permitted under the Intercreditor Agreements.
      Employee Loans and Affiliate Transactions.
        Except as otherwise expressly permitted in this Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).
        No Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes and stock option financing.
        From the occurrence and during the continuance of an Event of Default, no Credit Party shall increase the direct or indirect aggregate compensation (excluding stock options) of the ten most highly compensated employees of the Credit Parties, taken as a whole, by more than 10% per annum in excess of the then current compensation level for those employees, expressed as an aggregate dollar amount.
      Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), other than the issuance or sale of any shares of Common Stock, warrants, options or other securities convertible into Common Stock so long as the net cash proceeds of any such issuance are paid to Agent for application to the Revolving Loan and Agent and Lenders obtain a first priority security interest (subject to Permitted Encumbrances) to any non-cash proceeds thereof or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.
      Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.
      Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (c) Liens expressly referenced in Section 6.3(a)(v) securing Indebtedness permitted under such Section 6.3(a)(v) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; (d) Liens on the cash collateral or other cash security provided to Prior Lender on the Closing Date pursuant to the payoff letter delivered under Section 2.1(b); and (e) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations which, when combined with all permitted transactions under Section 6.12(2), do not exceed $2,000,000 on a trailing twelve month basis (provided that no Default or Event of Default has occurred or is continuing, that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase, that such indebtedness does not exceed 100% of the purchase price of the subject assets and that all net proceeds of such purchase money debt are paid to Agent for application to the Revolving Loans). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.
      Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the transfer of Accounts arising under Borrower's private label credit card programs to GCRC in accordance with the express terms of the Securitization Facility, (c) the sale, as a result of arm's length negotiations, of Borrower's interest in Park 41, and (d) the sale, transfer, conveyance or other disposition by a Credit Party of Real Estate, Equipment or Fixtures having a sales price not exceeding $3,000,000 in the aggregate in any Fiscal Year so long as no (1) Default or Event has occurred or is continuing and (2) such sale or disposition is to a non-Affiliate as a result of arm's length negotiations. With respect to any disposition of assets or other properties permitted pursuant to clauses (b), (c) and (d) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.
      ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.
      Financial Covenants. Borrower shall not breach or fail to comply with any of the Financial Covenants.
      Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.
      Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets except, (1) the JDA Software Transaction, (2) if no Default or Event of Default has occurred or is continuing, any other such transactions which when combined with all permitted transactions under Section 6.7(e), do not exceed $2,000,000 on a trailing twelve month basis, and (3) all other such transactions with Agent's prior written consent, provided that in any case, the transaction meets each of the following criteria: (a) the transaction is a financing limited to specific equipment; (b) the proceeds of any such transaction exceed 90% of the original cost of the equipment in question; (c) the transaction is with a third party who is not an Affiliate and is the result of arms length negotiations; and (d) 100% of the net cash proceeds of any such transaction are paid to Agent for application to the Revolving Loans and Agent obtains a perfected first priority security interest in any non-cash proceeds (subject to Permitted Encumbrances, except for Permitted Encumbrances as defined under clause (i) of the definition of "Permitted Encumbrances").
      Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's length basis and in the ordinary course of its business consistent with past practices.
      Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of Borrower paid to Borrower, (b) employee loans permitted under Section 6.4(b) and (c) payment of interest on Subordinated Debt so long as no Default or Event of Default has occurred and is continuing.
      Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its name as it appears in official filings in the state of its incorporation or other organization (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization, in each case without at least 30 days prior written notice to Agent and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-402(7) of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year.
      [Intentionally Omitted].
      No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars without Agent's prior written consent.
      Leases; Real Estate Purchases. Except for leases permitted under Sections 6.7(e) and 6.12, no Credit Party shall enter into any operating lease for Equipment or lease for Real Estate, without the prior written consent of Agent, in excess of $500,000 per annum per lease or $2,000,000 per annum in the aggregate.
      Changes Relating to Subordinated Debt; Material Contracts.

      (a) No Credit Party shall change or amend the terms of any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on such Subordinated Debt; (b) change the dates upon which payments of principal or interest are due on such Subordinated Debt other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect to such Subordinated Debt; (d) change the redemption or prepayment provisions of such Subordinated Debt other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of such Subordinated Debt; or (f) change or amend any other term if such change or amendment would materially increase the obligations of the Credit Party thereunder or confer additional material rights on the holder of such Subordinated Debt in a manner adverse to any Credit Party, Agent or any Lender.

      (b) Unless consented to by Agent in writing, neither any Credit Party nor GCRC shall change or amend the terms of the Subordinated Note.

      [Intentionally Omitted].
      Securitization Facility. Neither Borrower nor GCRC shall, unless otherwise consented to by Agent in writing, amend or consent to any amendment of or modification to any of the terms of the Securitization Facility or any of the agreements related thereto, including, without limitation, the Letter of Direction Agreement; provided, however, that Borrower and GCRC may enter into and consent to any supplement or amendment for the sole purpose of extending the commitment or revolving period for any securities issued thereunder.
      Credit Card Notices. Borrower shall not deliver to the Credit Card Issuers or the Credit Card Processors any instructions which modify or amend the Credit Card Notices or in any manner attempt to change the delivery of Borrower's credit card receipts to Agent.
  TERM
      Termination. The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.
      Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.
  EVENTS OF DEFAULT; RIGHTS AND REMEDIES
      Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:
        Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following Agent's demand for such reimbursement or payment of expenses, provided, however, that Borrower shall have 2 Business Days to cure any failure under this Section 8.1(a)(i) that arises solely from Agent's failure to charge such payment under Section 1.11(b) at a time when all conditions to a Revolving Credit Advance, including those specified in Sections 1.1 and 2.2, are satisfied.
        Any Credit Party or GCRC fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 1.8, 1.14, 5.4(a), 5.15, 5.16, 5.17, 5.18 or 6, or any of the provisions set forth in Annexes C or G, respectively.
        Borrower or GCRC fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E or F, respectively, and the same shall remain unremedied for 3 Business Days or more.
        Any Credit Party or GCRC fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.
        A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party in excess of $500,000 in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $250,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, unless such default is waived within 30 days.
        Any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect that is material in the sole discretion of Agent, or any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered to Agent or any Lender by any Credit Party or GCRC is untrue or incorrect in any material respect as of the date when made or deemed made.
        Assets of any Credit Party with a fair market value of $250,000 or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 60 days or more.
        A case or proceeding is commenced against any Credit Party or GCRC seeking a decree or order in respect of such Credit Party or GCRC, (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or GCRC or for any substantial part of any such Credit Party's or GCRC `s assets, or (iii) ordering the winding-up or liquidation of the affairs of such Credit Party or GCRC, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.
        Any Credit Party or GCRC (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party's or GCRC's assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.
        A final judgment or judgments for the payment of money in excess of $250,000 in any one case or in excess of $500,000 in the aggregate at any time are outstanding against one or more of the Credit Parties and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.
        Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.
        Any Change of Control occurs.
        an "Early Amortization Event" as defined in the Pooling Agreement occurs.
        The payment of all or any portion of the principal amount of any Subordinated Debt whether at maturity, upon acceleration or otherwise, so long as any Obligations are outstanding under this Agreement.
      Remedies.
        If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Tranche A Revolving Lenders shall), without notice, suspend the Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations, whereupon any additional Advances and additional Letter of Credit Obligations shall be made or incurred in Agent's sole discretion (or in the sole discretion of the Requisite Tranche A Revolving Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing. If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Tranche A Revolving Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.
        If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Tranche A Revolving Lenders shall), without notice: (i) terminate the Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; or (iii) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the Revolving Loan facility shall be immediately terminated and all of the Obligations, including the aggregate Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.
      Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives (including for purposes of Section 12): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.
  ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT
      Assignment and Participations.
        Subject to the terms of this Section 9.1, any Lender may make an assignment to a Qualified Assignee of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender shall have Commitments in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; (iv) include a payment to Agent of an assignment fee of $3,500; and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower, which shall not be unreasonably withheld or delayed; provided that no such consent shall be required for an assignment to a Qualified Assignee. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender." In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, and any Lender that is an investment fund may assign the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.
        Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant effective upon delivery of written notice to Borrower of such participation and the participant shall be considered to be a "Lender." Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.
        Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.
        Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and, if requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by them and included in such materials, except that any Projections delivered by Borrower shall only be certified by Borrower as having been prepared by Borrower in compliance with the representations contained in Section 3.4(c).
        Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

      (f) So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), withholding taxes in accordance with Section 1.15(a), or has not provided a Certificate of Exemption.

      Appointment of Agent. GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

      If Agent shall request instructions from Requisite Lenders, Requisite Tranche A Revolving Lenders, Requisite Tranche B Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, Requisite Tranche A Revolving Lenders, Requisite Tranche B Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, Requisite Tranche A Revolving Lenders, Requisite Tranche B Lenders or all affected Lenders, as applicable.

      Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.
      GE Capital and Affiliates. With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.
      Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.
      Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out- of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.
      Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.
      Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender, each participant and each holder is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or Guarantor (regardless of whether such balances are then due to Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender, holder or participant to or for the credit or for the account of Borrower or Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Each Lender's obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the Swing Line Loans under Section 1.1. Borrower or Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders, participants and holders and (b) any Lender, participant or holder so purchasing a participation in the Loans made or other Obligations held by other Lenders, participants or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender, participant or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.
      Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
        Advances; Payments.
          Tranche A Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Loan or if Swing Line Availability is zero, Agent shall notify Tranche A Revolving Lenders, promptly after receipt of a Notice of Tranche A Revolving Credit Advance and in any event prior to 12:00 p.m. (Los Angeles time) on the date such Notice of Tranche A Revolving Advance is received, by telecopy, telephone or other similar form of transmission. Each Tranche A Revolving Lender shall make the amount of such Lender's Pro Rata Share of such Tranche A Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent's account as set forth in Annex H not later than 2:00 p.m. (Los Angeles time) on the requested funding date. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Tranche A Revolving Credit Advance to Borrower. All payments by each Tranche A Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.
          On the 2nd Business Day of each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 1:00 p.m. (Los Angeles time) on the next Business Day following each Settlement Date.
        Availability of Lender's Pro Rata Share. Agent may assume that each Tranche A Revolving Lender will make its Pro Rata Share of each Tranche A Revolving Credit Advance available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Tranche A Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Tranche A Revolving Lender without setoff, counterclaim or deduction of any kind. If any Tranche A Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Tranche A Revolving Lender or to relieve any Tranche A Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Tranche A Revolving Lender as a result of any default by such Tranche A Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Tranche A Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Tranche A Revolving Lender.
        Return of Payments.
          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.
          If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.
        Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an "Other Lender") of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non- Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Revolving Lender" (or be included in the calculation of "Requisite Lenders," or "Requisite Tranche A Revolving Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document. At Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non- Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
        Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and Collateral Reports to Lenders in accordance with Annexes E and F hereto and agree that Agent shall have no duty to provide the same to Lenders.
        Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Tranche A Revolving Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Tranche A Revolving Lenders.
      Syndication Agent. It is expressly acknowledged and agreed by the Agent and each Lender, for the benefit of the Syndication Agent that, other than any rights or obligations explicitly reserved to or imposed upon the Syndication Agent hereunder, the Syndication Agent, in such capacity, has no rights or obligations hereunder nor shall the Syndication Agent, in such capacity, be responsible or accountable to any other party hereto for any action or failure to act hereunder other than in connection with such explicitly reserved rights or obligations and then only for damages caused by its own gross negligence or willful misconduct.
  SUCCESSORS AND ASSIGNS
      Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.
  MISCELLANEOUS
      Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter, or fee letter (other than the GE Capital Fee Letter and the CIT Fee Letter) or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.
      Amendments and Waivers.
        Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders, Requisite Tranche A Revolving Lenders, Requisite Tranche B Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Tranche A Revolving Lenders.
        No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Tranche A Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Tranche A Revolving Lenders, Requisite Tranche B Lenders and Borrower.
        No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(iv)) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) increase Borrowing Availability, or otherwise increase the percentage advance rates set forth in the definition of the Borrowing Base, or make less restrictive the nondiscretionary criteria for exclusion from Eligible Inventory set forth in Sections 1.6 and 1.7; (vi) reduce the frequency or content of reports required to be delivered to Agent or Lenders by or with respect to any Credit Party or GCRC; (vii)  except as expressly permitted or required in the Loan Documents, release, foreclose on or dispose of any material portion of the Collateral, (viii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (ix) amend or waive this Section 11.2 or the definitions of the terms "Requisite Lenders," "Requisite Tranche A Revolving Lenders," or "Requisite Tranche B Lenders" insofar as such definitions affect the substance of this Section 11.2. In addition, no amendment, modification, termination or waiver affecting the order of application or percentage of payments among Tranche A Revolving Lenders and Tranche B Lenders shall be effective unless the same shall in writing be and signed by Agent and all Lenders. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.
          If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change") requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a "Non-Consenting Lender") then, so long as Agent is not a Non-Consenting Lender, at Borrower's request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non- Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non- Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.
        Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.
      Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents and incurred in connection with:
        the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);
        any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;
        any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;
        any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel for all such Lenders;
        any workout or restructuring of the Loans during the pendency of one or more Events of Default; and
        efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

      including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

      No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.
      Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.
      Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.
      Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.
      Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties for a period of 2 years following receipt thereof, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender. None of the foregoing obligations and restrictions shall apply to any information that (i) was or is generally available to the public other than as a result of a disclosure by Agent or any Lender, or (ii) was or is available to Agent or any Lender on a non-confidential basis prior to its disclosure by the Credit Parties.
      GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE SOUTHERN DISTRICT OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT. EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX I OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY'S ACTUAL RECEIPT THEREOF OR 3 DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.
      Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered: (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.
      Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
      Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.
      WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
      Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of GE Capital, CIT, or any of their respective affiliates or referring to this Agreement, the other Loan Documents or the Related Transactions Documents without at least 2 Business Days' prior notice to GE Capital and CIT, as applicable, and without the prior written consent of GE Capital and/or CIT, as applicable, unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital and/or CIT, as applicable, before issuing such press release or other public disclosure or unless such public disclosure is made in connection with compliance by such Credit Party or Affiliate with its obligations under the federal securities laws. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
      Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
      Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.
      No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

      [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

      GOTTSCHALKS INC.

      By: /s/ James R. Famalette

      Name: James R. Famalette

      Title: President and Chief Executive Officer

      GENERAL ELECTRIC CAPITAL

      CORPORATION,

      as Agent and Lender

      By: /s/ Todd Gronski

      Name: Todd Gronski

      Title: Its Duly Authorized Signatory

      THE CIT GROUP/BUSINESS CREDIT
      dba Tyco Capital,

      as Lender

      By: /s/ Joe Zupo

      Name: Joe Zupo

      Title: Vice President

    ANNEX A (Recitals)

    to

    CREDIT AGREEMENT

    DEFINITIONS

    Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

    "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

    "Accounting Changes" has the meaning ascribed thereto in Annex G.

    "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party) and, (e) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing. For purposes of this Agreement, the term "Accounts" shall not include GCRC Receivables only to the extent such GCRC Receivables have been sold or otherwise transferred to the Gottschalks Master Credit Card Trust pursuant to the Receivables Purchase Agreement.

    "Advance" means any Revolving Credit Advance or Swing Line Advance, as the context may require.

    "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of Borrower, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of Borrower. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

    "Agent" means GE Capital in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

    "Agreement" means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, GE Capital, as Agent and Lender and the other Lenders from time to time party thereto, dated as of January 31, 2002 as the same may be amended, supplemented, restated or otherwise modified from time to time.

    "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

    "Applicable L/C Margin" means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

    "Applicable Margins" means collectively the Applicable L/C Margin, the Applicable Unused Line Fee Margin, the Applicable Revolver Index Margin, and the Applicable Revolver LIBOR Margin.

    "Applicable Revolver Index Margin" means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Tranche A Revolving Credit Advances, as determined by reference to Section 1.5(a).

    "Applicable Revolver LIBOR Margin" means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Tranche A Revolving Credit Advances, as determined by reference to Section 1.5(a).

    "Applicable Unused Line Fee Margin" means the per annum fee, from time to time in effect, payable in respect of Borrower's non-use of committed funds pursuant to Section 1.9(b), which fee is determined by reference to Section 1.5(a).

    "Assignment Agreement" has the meaning ascribed to it in Section 9.1(a).

    "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C. 101 et seq.

    "Blocked Accounts" has the meaning ascribed to it in Annex C.

    "BofA Disbursement Accounts" has the meaning ascribed to it in Section 5.18(b).

    "Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

    "Borrowing Availability" means as of any date of determination, the lesser of (i) the Maximum Amount and (ii) the Borrowing Base, in each case, less the sum of the aggregate Revolving Loan and Swing Line Loan then outstanding, provided that an Overadvance in accordance with Section 1.1(a)(iii) may cause the Revolving Loan and the Swing Line Loan to exceed the Borrowing Base by the amount of such permitted Overadvance.

    "Borrowing Base" means as of any date of determination by Agent, from time to time, an amount equal to the lesser at such time of:

        the sum of (i) the Tranche B Loan Commitment, plus (ii) the lesser of (1) up to 75% of the book value of Eligible Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (2) up to 85% of the net recovery value of Eligible Inventory as determined by a third party appraiser acceptable to Agent in its sole discretion; and

(b) the lesser of (i) up to 82% of the book value of Eligible Inventory, Eligible In-Transit Inventory and Eligible L/C Inventory valued at the lower of cost (determined on a first in, first out basis) or market, and (2) up to 92.5% of the net recovery value of Eligible Inventory as determined by a third party appraiser acceptable to Agent in its sole discretion;

in each case, less any Reserves established by Agent at such time, including, without limitation in the case of Eligible L/C Inventory and/or Eligible In Transit Inventory, Reserves for duties, custom brokers, freight, taxes, insurance and other charges and expenses pertaining to such Inventory.

"Borrowing Base Certificate" means a certificate to be executed and delivered from time to time by Borrower in the form attached to the Agreement as Exhibit 4.1(b).

"Business Day" means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of California and/or New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

"Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

"Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

"Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

"Cash Capital Expenditures" means, for any period, all Capital Expenditures for such period, less the amount of cash proceeds (other than Liquidity Event Proceeds) received by Borrower during such period from any Indebtedness, sale/leaseback transaction or landlord reimbursement relating to Capital Expenditures (and permitted under the Agreement).

"Cash Collateral Account" has the meaning ascribed to it Annex B.

"Cash Equivalents" has the meaning ascribed to it in Annex B.

"Cash Management Systems" has the meaning ascribed to it in Section 1.8.

"Certificate of Exemption" has the meaning ascribed to it in Section 1.15(c).

"Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) other than a Permitted Holder, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 20% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (b) any Permitted Holder (or all of the Permitted Holders as a group within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the issued and outstanding shares of capital Stock of Borrower having the right to vote for the election of directors of Borrower under ordinary circumstances; (c) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the Stockholders of Borrower was approved by a vote of at least two- thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (d) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries.

"Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances (a) upon or relating to the Collateral, (b) upon or relating to the Obligations, (c) measured by the employees, payroll, income or gross receipts of any Credit Party owed by or assessable against any Credit Party, (d) upon or relating to any Credit Party's ownership or use of any properties or other assets, or (e) upon or relating to any other aspect of any Credit Party's business.

"Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

"CIT" means The CIT Group/Business Credit, Inc., d/b/a Tyco Capital.

"CIT Fee Letter" has the meaning ascribed to it in Section 1.9(a).

"Closing Date" means January 31, 2002.

"Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

"Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

"Collateral" means the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

"Collateral Documents" means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreement, the Trademark Security Agreement, the Copyright Security Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

"Collateral Reports" means the reports with respect to the Collateral referred to in Annex F.

"Collection Account" means that certain account of Agent, account number 502-328-54 in the name of Agent at Bankers Trust Company in New York, New York ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the "Collection Account."

"Commitment Termination Date" means the earliest of (a) January 31, 2005, (b) the date of termination of Lenders' obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of all Commitments to zero dollars ($0).

"Commitments" means (a) as to any Lender, such Lender's Revolving Loan Commitment (including without duplication the Swing Line Lender's Swing Line Accommodation as a subset of its Tranche A Revolving Loan Commitment) and Tranche B Loan Commitment as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders' Revolving Loan Commitments (including without duplication the Swing Line Lender's Swing Line Accommodation as a subset of its Tranche A Revolving Loan Commitment) and Tranche B Loan Commitments, which aggregate commitment shall be One Hundred Sixty-Five Million Dollars ($165,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

"Compliance Certificate" has the meaning ascribed to it in Annex E.

"Concentration Accounts" has the meaning ascribed to it in Annex C.

"Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, leases, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

"Control Letter" means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

"Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

"Copyright Security Agreements" means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

"Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

"Credit Card Agreements" means all agreements now or hereafter entered into by Borrower with any Credit Card Issuer or Credit Card Processor, as the same may now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

"Credit Card Issuer" means any Person (excluding the Borrower with respect to its private label credit card program) who issues or whose members issue credit cards used by customers of the Borrower to purchase goods, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards, and American Express, Discover, Diners Club, Carte Blanche, and other non-bank credit or debit cards.

"Credit Card Notices" means those certain notices issued by Borrower in favor of Agent to the Credit Card Issuers and Credit Card Processors pursuant to which such parties acknowledge Agent's first priority security interest in the monies due to Borrower under any Credit Card Agreement and agree to transfer all credit card receipts to the Concentration Account.

"Credit Card Processor" means any servicing or processing agent or any factor or financial intermediary who facilities, services, processes or manages the credit authorization, billing transfer and/or payment with respect to Credit Card Receivables from a Credit Card Issuer or Credit Card Processor and other procedures with respect to any sales transactions of the Borrower involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer, but excluding the Borrower with respect to its private label credit card program.

"Credit Card Receivables" means all Accounts consisting of the present and future rights of Borrower, but excluding GCRC Receivables, to payment by Credit Card Issuers or Credit Card Processors for merchandise sold and delivered to customers of Borrower who have purchased such goods using a credit card or a debit card issued by a Credit Card Issuer.

"Credit Parties" means Borrower, and each of its respective Subsidiaries other than GCRC.

"Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

"Default Rate" has the meaning ascribed to it in Section 1.5(d).

"Deposit Accounts" means all "deposit accounts" as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

"Disbursement Accounts" has the meaning ascribed to it in Annex C.

"Disclosure Schedules" means the Schedules prepared by Borrower and denominated as Disclosure Schedules (1.4) through (6.7) in the Index to the Agreement.

"Documents" means all "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

"Dollars" or "$" means lawful currency of the United States of America.

"EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary and other non-cash, non-recurring items for such period, and (iv) any material aggregate net gain reflected in the Financial Statements during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary and other non cash, non-recurring items for such period, (iv) the amount of depreciation and amortization for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary and other than Park 41) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

"Eligible Inventory" has the meaning ascribed to it in Section 1.7.

"Eligible In-Transit Inventory" means all finished goods inventory owned by Borrower and not covered by Letters of Credit, and which finished goods Inventory is in transit to any of Borrower's locations (other than items in-transit directly from one of Borrower's locations listed on Disclosure Schedule 3.8 to another listed location) and which finished goods Inventory (a) has been paid for and is owned by Borrower, (b) is fully insured other than any applicable deductibles or self-insured retention limits under insurance policies or programs maintained in accordance with Section 5.4(a), (c) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessor lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Agent or an agent acting on its behalf, and (e) is otherwise deemed to be "Eligible Inventory" hereunder. It is understood and agreed that any Inventory located at a warehouse or consolidator which has executed and delivered to Agent a bailee letter in form and substance satisfactory to Agent and which Inventory otherwise satisfies the criteria for Eligible Inventory set forth in Section 1.7 shall not be considered in-transit Inventory; provided, however, that Agent retains its discretion to change such criteria, establish reserves or otherwise modify such terms as specified in Section 1.7 or elsewhere in this Agreement.

"Eligible L/C Inventory" means all finished goods Inventory owned by Borrower and covered by documentary Letters of Credit, which finished goods Inventory is in transit to one or more of the Borrower's locations and which finished goods Inventory (a) is owned by the Borrower, (b) is fully insured other than any applicable deductibles or self-insured retention limits under insurance policies or programs maintained in accordance with Section 5.4(a), (c) is subject to a first priority security interest in and lien upon such goods in favor of Agent (except for any possessor lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (d) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Agent or an agent acting on its behalf, and (e) is otherwise deemed to be "Eligible Inventory" hereunder.

"Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.  9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.  5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.  136 et seq.); the Solid Waste Disposal Act (42 U.S.C.  6901 et seq.); the Toxic Substance Control Act (15 U.S.C.  2601 et seq.); the Clean Air Act (42 U.S.C.  7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.  1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.  651 et seq.); and the Safe Drinking Water Act (42 U.S.C.  300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

"Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

"Environmental Permits" means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

"Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

"ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

"ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

"Event of Default" has the meaning ascribed to it in Section 8.1.

"Existing Letters of Credit" has the meaning ascribed to it in Section 1.2(b).

"Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C. 201 et seq.

"Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

"Fees" means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

"Financial Covenants" means the financial covenants set forth in Annex G.

"Financial Statements" means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower delivered in accordance with Section 3.4 and Annex E.

"Fiscal Month" means any of the monthly accounting periods of Borrower.

"Fiscal Quarter" means any of the quarterly accounting periods of Borrower, ending on or about April 30, July 31, October 30 and January 31 of each year.

"Fiscal Year" means any of the annual accounting periods of Borrower ending on the Saturday nearest January 31 of each year.

"Fixed Base Certificates" shall mean the $53,000,000 7.664% Fixed Base Class A-1 Credit Card Certificates, Series 1999-1, and any other fixed base certificate, issued by the Gottschalks Credit Card Master Trust pursuant to the Securitization Facility.

"Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

"Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including current maturities of long term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons, but excluding in all instances Subordinated Debt and Capital Lease Obligations.

"GAAP" means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex G to the Agreement.

"GCRC" means Gottschalks Credit Receivables Corporation, a Delaware corporation.

"GCRC Letter" means that certain letter agreement between GCRC and Agent, in form and substance satisfactory to Agent, executed and delivered by GCRC.

"GCRC Pledge Agreement" means that certain Pledge Agreement dated as of even date herewith between Agent and GCRC in form and substance satisfactory to Agent pursuant to which GCRC pledges its beneficial interest in, and all certificates issued to GCRC by, the Gottschalks Credit Card Master Trust.

"GCRC Receivables" means those Accounts and other indebtedness owed to Borrower arising under Borrower's private label credit card programs that have been transferred by GCRC to the Gottschalks Credit Card Master Trust pursuant to the Pooling Agreement.

"GE Capital" means General Electric Capital Corporation, a Delaware corporation.

"GE Capital Fee Letter" means that certain letter, dated as of January 31, 2002, between GE Capital and Borrower with respect to certain Fees to be paid from time to time by Borrower to GE Capital.

"General Intangibles" means all "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

"Goods" means all "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in "goods" as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guaranteed Indebtedness" means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

"Guaranties" means, collectively, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

"Guarantors" means each Subsidiary of Borrower, other than GCRC, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

"Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

"Heller" means Heller Financial, Inc., a Delaware corporation, together with any affiliate thereof or successor or assignee holding any Heller Notes.

"Heller Intercreditor Agreement" a subordination and/or intercreditor agreement between Agent and Heller in form as substance satisfactory to Agent, with respect to Indebtedness of Borrower under the Heller Notes and priority of Liens relating thereto.

"Heller Notes" means the term notes and mortgage notes issued by Borrower to Heller described in Disclosure Schedule (6.3).

"Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all indebtedness secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, and (i) the Obligations.

"Indemnified Liabilities" has the meaning ascribed to it in Section 1.13.

"Indemnified Person" has the meaning ascribed to in Section 1.13.

"Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

"Index Rate Loan" means a Loan or portion thereof bearing interest by reference to the Index Rate.

"Initial Liquidity Hurdle Date" has the meaning ascribed to it in Section 1.5(a).

"Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

"Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

"Intercreditor Agreements" means the Heller Intercreditor Agreement and such further intercreditor agreements as Agent may from time to time enter into with respect to Indebtedness of any Credit Party or GCRC.

"Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any Funded Debt of such Person other than interest expense for the relevant period that has been capitalized on the balance sheet of such Person and that is not material to the financial presentation of such Person.

"Interest Payment Date" means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three-month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

"Inventory" means all "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

"Inventory Ratio" means, with respect to Borrower, total trade accounts payable (as stated on Borrower's monthly unaudited balance sheet delivered pursuant to paragraph (a) of Annex E), as a percentage of total inventory, valued at the lower of cost (determined on a first-in, first-out basis) or market (as stated on Borrower's monthly unaudited balance sheet delivered pursuant to paragraph (a) of Annex E)

"Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

"IRC" means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

"IRS" means the Internal Revenue Service.

"JDA Software Transaction" means the lease financing of the JDA ODBMS, Retail IDEAS and Arthur software licenses and related implementation costs in an amount not to exceed $7 million and which is secured solely by the software financed and otherwise is in form and substance reasonably acceptable to Agent.

"L/C Assignment" means a letter agreement between Agent, Prior Lender and First Union National Bank with respect to the assignment by Prior Lender of its rights and obligations relating to Existing Letters of Credit to Agent.

"L/C Issuer" has the meaning ascribed to it in Annex B.

"L/C Sublimit" has the meaning ascribed to it in Annex B.

"Lenders" means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

"Letter of Credit Fee" has the meaning ascribed to it in Annex B.

"Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Tranche A Revolving Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Tranche A Revolving Lenders thereupon or pursuant thereto.

"Letters of Credit" means documentary or standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers' acceptances issued by Borrower, for which Agent and Tranche A Revolving Lenders have incurred Letter of Credit Obligations.

"Letter-of-Credit Rights" means "letter-of-credit rights" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

"Letter of Direction Agreement" has the meaning ascribed to it in Section 2.1(1).

"Leverage Ratio" means, with respect to Borrower, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination, to (b) the sum of EBITDA for the twelve months ending on that date of determination.

"LIBOR Business Day" means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

"LIBOR Loan" means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

"LIBOR Period" means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower's irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end 2 LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e) Borrower shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time.

"LIBOR Rate" means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower.

"License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

"Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

"Liquidity Event Measurement Date" means (a) each day from and including March 31, 2002 to and including the Initial Liquidity Hurdle Date (but only if such date is after March 31, 2002), and (b) each day from and including April 30, 2002 to and including the Subsequent Liquidity Hurdle Date (but only if such date is after April 30, 2002).

"Liquidity Event Proceeds" means net cash proceeds received by Borrower (after payment of applicable commissions, costs, fees, expenses and taxes) and applied by Borrower as a payment or prepayment, as applicable, on the Obligations, in each case as a result of any of (a) the issuance or incurrence of Indebtedness (other than the Obligations) permitted by this Agreement, (b) sales of assets (including sale/leasebacks) permitted by this Agreement (other than sales permitted in Sections 6.8(a) and 6.8(b)), (c) income tax refunds, and (d) issuances of equity securities of Borrower permitted by this Agreement, in each case (other than with respect to income tax refunds) to the extent substantiated with written agreements executed prior to funding or receipt of payments, as applicable, in form and substance reasonably satisfactory to Lenders.

"Litigation" has the meaning ascribed to it in Section 3.13.

"Loan Account" has the meaning ascribed to it in Section 1.12.

"Loan Documents" means the Agreement, the Notes, the Collateral Documents, the GCRC Letter, the GCRC Pledge Agreement, the Letter of Direction Agreement, the Master Standby Agreement, the Master Documentary Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party or GCRC, or any employee of any Credit Party or GCRC, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

"Loans" means the Revolving Loan and the Swing Line Loan.

"Margin Stock" has the meaning ascribed to in Section 3.10.

"Master Documentary Agreement" means the Master Agreement for Documentary Letters of Credit dated as of the Closing Date among Borrower, as Applicant(s), and GE Capital.

"Master Standby Agreement" means the Master Agreement for Standby Letters of Credit dated as of the Closing Date among Borrower, as Applicant(s), and GE Capital, as issuer.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower, GCRC or all Credit Parties taken as a whole, (b) Borrower's ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents.

"Maximum Amount" means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

"Minimum Excess Availability" means Seven Million Dollars ($7,000,000).

"Mortgaged Properties" has the meaning assigned to it in Annex D.

"Mortgaged Store Lease" means any Store Lease which is subject to a Mortgage.

"Mortgages" means each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Credit Party to Agent on behalf of itself and Lenders with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Agent.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

"Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

"Notes" means, collectively, the Revolving Notes and the Swing Line Notes.

"Notice of Conversion/Continuation" has the meaning ascribed to it in Section 1.5(e).

"Notice of Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a).

"Obligations" means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

"OSHA" means Occupational Safety and Hazard Act.

"Overadvance" has the meaning ascribed to it in Section 1.1(a)(iii).

"Park 41" means Park 41, a California limited partnership.

"Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

"Patent Security Agreements" means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

"Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

"PBGC" means the Pension Benefit Guaranty Corporation.

"Pension Plan" means a Plan described in Section 3(2) of ERISA.

"Permitted Encumbrances" means the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (f) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (g) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (h) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (i) Liens expressly permitted under clauses (b), (c) and (e) of Section 6.7 of the Agreement; (j) inchoate Liens arising by operation of law in favor of landlords subject to Reserves established in Agent's reasonable credit judgment; (k) inchoate Liens arising under Division 2 of the Code or similar provisions of applicable law in the ordinary course of Borrower's business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses, so long as all Inventory covered by such liens is not Eligible Inventory or that Reserves for such Inventory have been established in Agent's reasonable credit judgment; (l) customary rights of set off and charge back under deposit agreements or under the Code of depository institutions for accounts maintained by Borrower in compliance with the terms of this Agreement; (m) inchoate Liens in favor of banks which arise under Article 4 of the Code or similar provisions of applicable law on items in collection; (n) Liens not evidenced by a financing statement arising by operation of law in favor of Credit Card Processors who have executed a Credit Card Agreement with respect to Credit Card Receivables processed by them; and (o) Liens not evidenced by a financing statement arising by operation of law in favor of common carriers, covering only the goods carried, securing only charges not yet payable to such carrier so long as all Inventory covered by such Liens is not Eligible Inventory or that Reserves for such charges have been established in Agent's reasonable credit judgment.

"Permitted Holder" means each of (i) The Harris Company, a California corporation, together with all of those Persons who are or become Permitted Transferees of the Harris Company or (ii) Joseph Levy, together with all of those Persons who are or become Permitted Transferees of Joseph Levy.

"Permitted Temporary Lease" means lease of temporary space in malls or shopping centers in which one of Borrower's stores is located and in each case which lease is (i) four months or less in duration; (ii) involves floor space of 5,000 square feet or less; and (iii) the rental amount for such individual location is no more than $5,000 per month and the rental amount for all such locations is not more than $100,000 per month in the aggregate.

"Permitted Transferees" means, with respect to any Person, (i) any Subsidiary of such Person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such Person, or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders of general or limited partners of which, include only such Person or his or her spouse or lineal descendants, in each case to whom such Person has transferred the beneficial ownership of any securities of Borrower.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

"Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to or has maintained, contributed to or had an obligation to contribute to at any time within the past 7 years on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

"Pledge Agreement" means the Pledge Agreements made in favor of Agent, on behalf of Lenders, by each Credit Party and GCRC, including without limitation, the GCRC Pledge Agreement.

"Pooling Agreement" shall mean that certain Pooling and Servicing Agreement, dated as of March 1, 1999, among GCRC, as depositor, Borrower, as Servicer, and Bankers Trust Company, as trustee, together with any replacement agreement to which lender shall have consented in writing and as supplemented by any supplement thereto to which lender shall have consented in writing including, but not limited to, that certain Amended and Restated Series 2000-1 Supplement dated as of November 15, 2001.

"Prior Credit Agreement" means that certain Loan and Security Agreement dated as of December 20, 1996 between Borrower and Prior Lender

"Prior Lender" means Congress Financial Corporation (Western).

"Prior Lender Obligations" means the obligations owed by Borrower to the Prior Lender arising under that certain Loan and Security Agreement dated as of December 20, 1996 between Borrower and Prior Lender.

"Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

"Projections" means Borrower's forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all prepared on a Subsidiary by Subsidiary basis, if applicable, except for GCRC, and otherwise consistent with the historical Financial Statements of the Borrower, together with appropriate supporting details and a statement of underlying assumptions.

"Pro Rata Share" means with respect to all matters relating to any Lender (a) with respect to the Tranche A Revolving Credit Advances, the percentage obtained by dividing (i) the Tranche A Revolving Loan Commitment of that Lender by (ii) the aggregate Tranche A Revolving Loan Commitments of all Lenders, (b) with respect to the Tranche B Credit Advances, the percentage obtained by dividing (i) the Tranche B Loan Commitment of that Lender by (ii) the aggregate Tranche B Loan Commitments of all Lenders, (c)  with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

"Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

"Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

"Ratable Share" has the meaning ascribed to it in Section 1.1(b).

"Real Estate" has the meaning ascribed to it in Section 3.6.

"Receivables Purchase Agreement" shall mean that certain Receivables Purchase Agreement for the purchase of GCRC Receivables, dated as of March 1, 1999, between Borrower, as seller, and GCRC, as purchaser, together with any replacement agreement to which Lender shall have consented in writing.

"Refinancing" means the repayment in full by Borrower of the Prior Lender Obligations on the Closing Date.

"Refunded Swing Line Loan" has the meaning ascribed to it in Section 1.1(c)(iii).

"Related Transactions" means the initial borrowing under the Revolving Loan on the Closing Date, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

"Related Transactions Documents" means the Loan Documents, and all other agreements or instruments executed in connection with the Related Transactions.

"Relationship Bank" has the meaning ascribed to it in Annex C.

"Release" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

"Requisite Tranche A Revolving Lenders" means Lenders having (a) more than 66 2/3% of the Tranche A Revolving Loan Commitments of all Lenders, or (b) if the Tranche A Revolving Loan Commitments have been terminated, more than 66 2/3% of the aggregate outstanding amount of the Tranche A Revolving Credit Advances and Letter of Credit Obligations.

"Requisite Tranche B Lenders" means Lenders having (a) more than 50% of the Tranche B Loan Commitments of all Lenders, or (b) if the Tranche B Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Tranche B Credit Advances.

"Requisite Lenders" means Lenders comprising (a) Requisite Tranche A Revolving Lenders, or (b) if the Tranche A Revolving Loan Commitments have been fully repaid and terminated, the Requisite Tranche B Lenders.

"Reserves" means (a) reserves established by Agent from time to time against Eligible Inventory pursuant to Section 5.9, (b) reserves established pursuant to Section 5.4, and (c) such other reserves against Eligible Inventory or Borrowing Availability of Borrower that Agent may, in its reasonable credit judgment, establish from time to time. Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued Interest Expenses or Indebtedness shall be deemed to be a reasonable exercise of Agent's credit judgment.

"Restricted Payment" means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Affiliate of such Credit Party other than payment of compensation in the ordinary course of business to Affiliates who are employees or directors of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

"Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

"Revolving Credit Advance" means, collectively, the Tranche A Revolving Credit Advances and the Tranche B Credit Advances.

"Revolving Lenders" means, collectively, the Tranche A Revolving Lenders and the Tranche B Lenders.

"Revolving Loan" means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

"Revolving Loan Commitments" means, collectively, the Tranche A Revolving Loan Commitments and the Tranche B Loan Commitments, which aggregate Commitments for all Revolving Lenders shall be One Hundred Sixty-Five Million Dollars ($165,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

"Revolving Note" means, collectively, the Tranche A Revolving Notes and the Tranche B Notes.

"Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

"Securitization Facility" means (i) the securitization facility in effect as of the date hereof with respect to certain of Borrower's Accounts and other indebtedness owed to Borrower arising out of Borrower's private label credit card program, as evidenced by the Receivables Purchase Agreement, the Pooling Agreement, and all other agreements, documents and instruments executed in connection therewith, including all supplemental financings thereunder; and (ii) such other securitization facility with respect to the Accounts as may be acceptable to Lender in its reasonable credit judgment.

"Servicer" means the "Servicer" under and as defined in the Pooling Agreement.

"Software" means all "software" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

"Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

"Space Lease" means any lease that generates annual rent revenue in excess of $500,000 under which a Credit Party is the lessor or sublessor.

"Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

"Stockholder" means, with respect to any Person, each holder of Stock of such Person.

"Store Lease" means each lease identified by its address under the subheading "Store Leases" on Disclosure Schedule 3.6 (as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof), and all other leases which may now or hereinafter be entered into by a Credit Party as lessee, as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof.

"Subordinated Debt" means the Indebtedness of the Borrower to the Harris Company evidenced by the Subordinated Note and any other Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

"Subordinated Note" means that certain 8% Subordinated Note due August 20, 2003 issued by Borrower in an aggregate original principal amount of $22,179,598.00.

"Subsequent Liquidity Hurdle Date" has the meaning ascribed to it in Section 1.5(a).

"Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

"Subsidiary Guaranty" means the Subsidiary Guaranty executed by each Subsidiary of Borrower (other than GCRC) in favor of Agent, on behalf of itself and Lenders after the date hereof.

"Supporting Obligations" means all "supporting obligations" as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

"Swing Line Accommodation" means, as to the Swing Line Lender, the accommodation by the Swing Line Lender to make Swing Line Advances as specified in Section 1.1(c) and as set forth on Annex J to the Agreement, which accommodation constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

"Swing Line Advance" has the meaning ascribed to it in Section 1.1(c)(i).

"Swing Line Availability" has the meaning ascribed to it in Section 1.1(c)(i).

"Swing Line Lender" means GE Capital.

"Swing Line Loan" means, as the context may require, at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

"Swing Line Note" has the meaning ascribed to it in Section 1.1(c)(ii).

"Taking" means any awards made with respect to Real Estate as the result of the exercise of the power of eminent domain, including, without limitation, any awards of the changes of the grade of streets and/or as the result of any other damage to any Real Estate for which compensation shall be given by any Governmental Authority.

"Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes (and all liabilities imposed with respect thereto) imposed on or measured by the net income of Agent or a Lender and franchise taxes imposed in lieu thereof (including, without limitation, branch profits taxes, minimum taxes and taxes computed under alternate methods, at least one of which is based on net income) by the jurisdictions under the laws of which Agent or such Lender is organized or conducts or has conducted business or any political subdivision thereof; and (ii) any Taxes (and all liabilities imposed with respect thereto) that would not have been imposed but for (A) the unexcused failure or unreasonable delay by Agent or any Lender, upon or following Borrower's reasonable written request, to complete, provide, file, update or renew properly completed and duly executed Certificates of Exemption (unless such failure or delay results from a change in applicable law after the date of the applicable Assignment Agreement or sale of a participation, which precludes such Agent or Lender from continuing to qualify for a complete exemption from United States withholding tax), (B) the gross negligence or willful misconduct of Agent or any Lender, or (C) Agent or any Lender being treated as a "conduit entity" within the meaning of Treasury Regulation Section 1.881-3 or any successor provisions thereto.

"Termination Date" means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrower shall have any further right to borrow any monies under the Agreement.

"Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

"Trademark Security Agreements" means the Trademark Security Agreements made in favor of Agent, on behalf of Lenders, by each applicable Credit Party.

"Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

"Trademarks" means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

"Tranche A Revolving Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i)(A).

"Tranche A Revolving Lenders" means, as of any date of determination, Lenders having a Tranche A Revolving Loan Commitment.

"Tranche A Revolving Loan Commitment" means (a) as to any Tranche A Revolving Lender, the aggregate commitment of such Tranche A Revolving Lender to make Tranche A Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Tranche A Revolving Lender and (b) as to all Tranche A Revolving Lenders, the aggregate commitment of all Tranche A Revolving Lenders to make Tranche A Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be One Hundred Fifty-Nine Million ($159,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

"Tranche A Revolving Note" has the meaning ascribed to it in Section 1.1(a)(ii).

"Tranche B Credit Advance" has the meaning ascribed to it in Section 1.1(a)(i)(B).

"Tranche B Lenders" means, as of any date of determination, Lenders having a Tranche B Loan Commitment.

"Tranche B Loan Commitment" means (a) as to any Tranche B Lender, the aggregate commitment of such Tranche B Lender to make Tranche B Credit Advances as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Tranche B Lender and (b) as to all Tranche B Lenders, the aggregate commitment of all Tranche B Lenders to make Tranche B Credit Advances, which aggregate commitment shall be Six Million Dollars ($6,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

"Tranche B Note" has the meaning ascribed to it in Section 1.1(c)(ii).

"Transaction Documents" means the Pooling Agreement, the Receivables Purchase Agreement and all other agreements or documents executed in connection with the Securitization Facility, together with any amendments or modifications thereto (it being understood that any such amendment or modification is subject to the provisions of Section 6.21).

"Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

"Variable Base Certificates" shall mean the (i) $20,000,000 Variable Base Class A-2 Credit Card Certificates, Series 2001-1 and (ii) any other variable rate certificate issued by the Gottschalks Credit Card Master Trust pursuant to the Securitization Facility.

"Welfare Plan" means a Plan described in Section 3(i) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

ANNEX G (Section 6.10)

to

CREDIT AGREEMENT

FINANCIAL COVENANTS

Borrower shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Minimum EBITDA. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month set forth below, EBITDA for the 12-month period then ended:

Period	EBITDA
December 2001	$31,784,000
January 2002	$27,366,000
February 2002	$29,507,000
March 2002	$30,150,000
April 2002	$29,571,000
May 2002	$30,527,000
June 2002	$31,323,000
July 2002	$31,239,000
August 2002	$31,062,000
September 2002	$33,534,000
October 2002	$34,117,000
November 2002	$32,964,000
December 2002	$37,847,000
January 2003	$37,745,000
February 2003	$37,358,000
March 2003	$37,765,000
April 2003	$38,274,000
May 2003	$38,691,000
June 2003	$39,203,000
July 2003	$39,718,000
August 2003	$40,425,000
September 2003	$40,628,000
October 2003	$40,771,000
November 2003	$41,044,000
December 2003	$42,225,000
January 2004	$42,247,000
February 2004	$42,327,000
March 2004	$42,671,000
April 2004	$43,049,000
May 2004	$43,356,000
June 2004	$43,670,000
July 2004	$43,952,000
August 2004	$44,008,000
September 2004	$44,827,000
October 2004	$44,639,000
November 2004	$45,041,000
December 2004	$46,108,000
January 2005	$46,284,000

provided, however, that in the event Borrowing Availability is greater than $20,000,000 as measured on a daily basis for two consecutive Fiscal Quarters then Borrower shall not have to comply with this Financial Covenant; provided, however, that if at any time thereafter Borrowing Availability is less than $20,000,000, then Borrower shall be required to comply with this Financial Covenant.

(b) Minimum Borrowing Availability. Borrower shall at all times maintain Borrowing Availability at least equal to the Minimum Excess Availability. Without limitation of the foregoing, on each Liquidity Event Measurement Date, Borrower shall maintain (i) a rolling average Borrowing Availability for the prior two (2) weeks at least equal to $13,000,000 (including the Minimum Excess Availability) and (ii) Borrowing Availability at least equal to $10,000,000 on such Liquidity Event Measurement Date. The amount of Borrowing Availability required pursuant to the foregoing in excess of the Minimum Excess Availability shall, for each Liquidity Event Measurement Date for all purposes in the Agreement (including conditions to lending and required prepayments), be considered a reserve against Borrowing Availability. No Revolving Loans shall be available to Borrower to the extent that the making of such Revolving Loan would reduce Borrowing Availability below the Minimum Excess Availability, or as applicable, the additional Borrowing Availability required hereunder, and Borrower shall make any prepayments relating thereto as forth in Section 1.3(b); provided, however, that Agent in its sole discretion may make advances for the account of Lender to the extent permitted under Section 1.1(b)(iii).

(c) Maximum Cash Capital Expenditures. Borrower and its Subsidiaries on a consolidated basis shall not make Cash Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

Fiscal Year Maximum Cash Capital Expenditures

for such Fiscal Year

2002 $12,000,000

2003 $20,000,000

2004 $20,000,000

(d) Minimum Inventory Ratio. Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Month ending on or about the last day of the month set forth below, an Inventory Ratio for such Fiscal Month of not less than the following:

Fiscal Month (ending on or about the last day of)	Percentage
February 2002	24.9%
March 2002	23.7%
April 2002	18.9%
May 2002	20.1%
June 2002	19.2%
July 2002	19.0%
August 2002	24.6%
September 2002	31.1%
October 2002	28.3%
November 2002	27.4%
December 2002	22.7%
January 2003	18.1%
February 2003	28.0%
March 2003	24.9%
April 2003	19.3%
May 2003	20.1%
June 2003	19.0%
July 2003	18.7%
August 2003	24.6%
September 2003	30.8%
October 2003	28.0%
November 2003	27.0%
December 2003	23.0%
January 2004	17.5%
February 2004	28.6%
March 2004	25.4%
April 2004	19.7%
May 2004	20.5%
June 2004	19.5%
July 2004	19.1%
August 2004	25.1%
September 2004	31.5%
October 2004	28.4%
November 2004	27.5%
December 2004	23.9%
January 2005	18.3%

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. If any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrower, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Borrower's and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), (ii) changes in accounting principles concurred in by Borrower's certified public accountants; (iii) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments. If Agent, Borrower and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Agent, Borrower and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex G shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

CREDIT AGREEMENT

Dated as of January 31, 2002

among

GOTTSCHALKS INC.

as Borrower,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent, Agent and Lender

THE CIT GROUP/BUSINESS CREDIT, INC.,

as Syndication Agent and Lender,

and

GECC CAPITAL MARKETS GROUP, INC.

as Lead Arranger